Exhibit 4.61

Dated 28 December 2018

VELVET SHIPPING CORPORATION

GOLEM NAVIGATION LIMITED and

COASTERS VENTURES LTD

as joint and several Borrowers

and

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

and

NIBC BANK N.V.

as Mandated Lead Arranger

and

NIBC BANK N.V.

as Agent and Security Trustee

LOAN AGREEMENT

relating to

a $28,500,000 term loan facility secured on

m.vs. “Navios La Paix”, “Navios Soleil” and “Navios Christine B”

Index

Clause		Page
1	Interpretation	1
2	Loan Facility	23
3	Position of the Lenders	23
4	Drawdown	24
5	Interest	26
6	Interest Periods	28
7	Default Interest	28
8	Repayment and Prepayment	30
9	Conditions Precedent	32
10	Representations and Warranties	33
11	General Undertakings	37
12	Corporate Undertakings	42
13	Insurance	43
14	Ship covenants	50
15	Security Cover	54
16	Payments and Calculations	56
17	Application of Receipts	58
18	Application of Earnings	59
19	Events of Default	62
20	Fees and Expenses	67
21	Indemnities	69
22	No Set-off or Tax Deduction	72
23	Illegality, etc	75
24	Increased Costs	75
25	Set-off	77
26	Transfers and Changes in Lending Offices	77
27	Variations and Waivers by majority lenders	81
28	Notices	84
29	Supplemental	85
30	Confidentiality	87
31	Law and Jurisdiction	91
32	Bail-In	92

Schedules

Schedule 1 Lenders and Commitments		93
Schedule 2 Drawdown Notice		95
Schedule 3 Condition Precedent Documents		96
Part A		96
Part B		98
Schedule 4 Transfer Certificate		100
Schedule 5 Ship Details		104

Execution

Execution Page		105

THIS LOAN AGREEMENT is made on 28 December 2018

PARTIES

(1)

VELVET SHIPPING CORPORATION, GOLEM NAVIGATION LIMITED and COASTERS VENTURES LTD, each a corporation incorporated and existing under the laws of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960, as joint and several Borrowers.

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders.

(3)	NIBC BANK N.V., acting through its office at Carnegieplein 4, 2517 KJ, The Hague, Netherlands as Mandated Lead Arranger.

(4)	NIBC BANK N.V., acting through its office at Carnegieplein 4, 2517 KJ, The Hague, Netherlands as Agent and Security Trustee.

WHEREAS

The Lenders have agreed to make available to the Borrowers, in three advances, a senior secured term loan facility:

(A)

Advance A shall be in an amount equal to the lesser of (a) $12,000,000 and (b) 55 per cent. of the Market Value of Ship A which shall be made available for the purpose of refinancing the Existing Indebtedness relating to Ship A;

(B)

Advance B shall be in an amount equal to the lesser of (a) $8,250,000 and (b) 55 per cent. of the Market Value of Ship B which shall be made available for the purpose of refinancing the Existing Indebtedness relating to Ship B; and

(C)

Advance C shall be in an amount equal to the lesser of (a) $8,250,000 and (b) 55 per cent. of the Market Value of Ship C which shall be made available for the purpose of refinancing the Existing Indebtedness relating to Ship C.

(D)	IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions

Subject to Clause 1.5, in this Agreement:

“Account” means each of the Earnings Accounts, the Liquidity Account and the Retention Account and, in the plural, means all of them;

“Account Bank” means:

(a)	in relation to the Retention Account and the Liquidity account, NIBC BANK N.V., acting through its office at Carnegieplein 4, 2517 KJ, The Hague, Netherlands; and

(b)	in relation to the Earnings accounts, HSH Nordbank AG acting through its office at Gerhart-Hauptmann-Platz 50, D-20095 Hamburg, Germany;

“Account Pledge” means, in relation to each Earnings Account, the Liquidity Account and Retention Account, a deed of pledge of that Account in such form as the Lenders may approve or require, and in the plural means all of them;

“Advance A” means, in relation to Ship A, an amount equal to the lesser of (i) $12,000,000 and (b) 55 per cent. of the Market Value of Ship A which shall be made available for the purpose of refinancing the Existing Indebtedness of Ship A;

“Advance B” means, in relation to Ship B, an amount equal to the lesser of (i) $8,250,000 and (b) 55 per cent. of the Market Value of Ship B which shall be made available for the purpose of refinancing the Existing Indebtedness of Ship B;

“Advance C” means, in relation to Ship C, an amount equal to the lesser of (i) $8,250,000 and (b) 55 per cent. of the Market Value of Ship C which shall be made available for the purpose of refinancing the Existing Indebtedness of Ship C;

“Advances” means, together, Advance A, Advance B and Advance C or the principal amount of each borrowing by the Borrowers under this Agreement and, in the singular, means any of them;

“Agency and Trust Deed” means the agency and trust deed executed or to be executed between the Borrowers, the Lenders, the Mandated Lead Arranger, the Agent and the Security Trustee in such form as the Lenders may approve or require;

“Agent” means NIBC BANK N.V., acting through its office at Carnegieplein 4, 2517 KJ, The Hague, Netherlands, or any successor of it appointed under clause 5 of the Agency and Trust Deed;

“Applicable Person” has the meaning given in Clause 29.4;

“Approved Broker” means any of VesselsValue.com, Arrow Valuations Ltd, Braemar ACM Shipbroking, H Clarkson & Co. Ltd., Fearnleys, Simpson Spencer & Young, Maersk Broker K.S. and Maritime Strategies International (to include, in each case, their successors or assigns and such subsidiary or other company in the same corporate group through which valuations are commonly issued by each of these brokers), or such other first-class independent broker as the Borrowers and the Agent (acting on the instructions of the Majority Lenders) may agree in writing from time to time;

“Approved Classification Society” means, in relation to a Ship, as at the date of this Agreement, Bureau Veritas, American Bureau of Shipping, Lloyd’s Register, DNV-GL and Nippon Kaiji Kyokai or any other classification society which is a member of IACS approved in writing by the Agent acting with the authorisation of the Majority Lenders;

“Approved Flag” means, in relation to a Ship, the flag of Panama or Liberia or the Marshall Islands or such other flag as the Agent (acting on the instructions of the Lenders) may approve as the flag on which that Ship is or, as the case may be, shall be registered;

“Approved Flag State” means, in relation to a Ship, the Republic of Panama, the Republic of Liberia, the Marshall Islands or any other country in which the Agent (acting on the instructions of the Lenders) may approve that that Ship is or, as the case may be, shall be registered;

“Approved Manager” means in respect of the commercial and technical management of each Ship, Kleimar and/or Navios Shipmanagement Inc., a corporation domesticated under the laws of the Marshall Islands having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands or any other company (for the avoidance of doubt, other than an affiliate of Navios Shipmanagement Inc.) which the Agent (acting on the instructions of the Majority Lenders) may approve from time to time as the commercial and technical manager of any Ship;

“Approved Manager’s Undertaking” means, in relation to a Ship, a letter of undertaking including, without limitation, an assignment of the Approved Manager’s rights, title and interest in the Insurances of the relevant Ship executed or to be executed by the Approved Manager in favour of the Security Trustee agreeing certain matters in relation to the Approved Manager serving as the manager of that Ship and subordinating the rights of the Approved Manager against that Ship and that Borrower to the rights of the Creditor Parties under the Finance Documents, in such form as the Security Trustee, with the authorisation of the Lenders, may approve or require and, in the plural, means all of them;

“Availability Period” means the period commencing on the date of this Agreement and ending on:

(a)

31 March 2019, excluding the period between 21 December 2018 to 31 December 2018 (both dates inclusive), or such later date as the Agent may, with the authorisation of the Majority Lenders, agree with the Borrowers; or

(b)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated;

“Bail-In Action” means the exercise of any Write-down and Conversion Powers;

“Bail-In Legislation” means:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation;

“Balloon Instalment” has the meaning given to it in Clause 8.1;

“Basel III” means:

(a)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement—Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”;

“Borrower” means each of Borrower A, Borrower B and Borrower C, and, in the plural, means all of them;

“Borrower A” has the meaning given to that term in Schedule 5;

“Borrower B” has the meaning given to that term in Schedule 5;

“Borrower C” has the meaning given to that term in Schedule 5;

“Break Costs” means the amount (if any) by which:

(a)

the interest, excluding the Margin, which a Lender should have received for the period from the date of receipt of all or any part of its participation in an Advance or an Unpaid Sum to the last day of the current Interest Period in relation to that Advance, the relevant part of that Advance or that Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

“Business Day” means a day on which banks are open in London, Athens and Amsterdam and in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Change of Control” means, in relation to:

(a)	a Borrower, a change in:

(i)	the beneficial ownership of any of the shares in that Borrower; or

(ii)	the legal ownership of any of those shares; or

the Corporate Guarantor, change which results in the Designated Unitholders being the ultimate beneficial owner of, or having ultimate control of the voting rights attaching to, less than 15 per cent. of all the Common Units in the Corporate Guarantor;

“Charterparty” means, in relation to a Ship, any charterparty in respect of that Ship of a duration exceeding or capable of exceeding 12 months, made on terms and with a charterer acceptable in all respects to the Lenders;

“Charterparty Assignment” means, in relation to a Ship, the deed of assignment of any Charterparty in favour of the Security Trustee, in such form as the Lenders may approve or require;

“Code” means the United States Internal Revenue Code of 1986;

“Commitment” means, in relation to a Lender, the amount set opposite its name in Schedule 1 or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);

“Common Units” has the meaning given to such term in the Third Amended and Restated Agreement of Limited Partnership of the Corporate Guarantor;

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the Loan Market Association (LMA) or in any other form agreed between the Borrowers and the Agent;

“Confidential Information” means all information relating to the Borrowers, any Security Party, the Group, the Finance Documents or the Loan of which a Creditor Party becomes aware in its capacity as, or for the purpose of becoming, a Creditor Party or which is received by a Creditor Party in relation to, or for the purpose of becoming a Creditor Party under, the Finance Documents or the Loan from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Creditor Party, if the information was obtained by that Creditor Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Creditor Party of Clause 30; or

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)

is known by that Creditor Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Creditor Party after that date, from a source which is, as far as that Creditor Party is aware, unconnected with the Group and which, in either case, as far as that Creditor Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate or any quotation supplied to the Agent by a Reference Bank;

“Confidential Rate” means any quotation supplied to the Agent by a Reference Bank or any Funding Rate;

“Contractual Currency” has the meaning given in Clause 21.5;

“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender;

“Corporate Guarantee” means the guarantee to be given by the Corporate Guarantor in favour of the Security Trustee, guaranteeing the obligations of the Borrowers under this Agreement and the other Finance Documents, in such form as the Lenders may approve or require;

“Corporate Guarantor” means Navios Maritime Partners L.P. a limited partnership formed and existing under the laws of the Marshall Islands whose registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 and listed on the New York Stock Exchange;

“Creditor Party” means the Agent, the Security Trustee, the Mandated Lead Arranger or any Lender, whether as at the date of this Agreement or at any later time;

“Designated Unitholders” means Mrs Angeliki Frangou either directly or indirectly (through entities owned and controlled by her or trusts or foundations of which she is the beneficiary) and/or Navios Maritime Holdings Inc. or any of its affiliates being, either individually or together, the ultimate beneficial owner(s) of, or having ultimate control of the voting rights attaching to, at least 15 per cent. of all the Common Units in the Corporate Guarantor and in the plural means all of them;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means, in relation to an Advance, the date requested by the Borrowers for the Advance to be made, or (as the context requires) the date on which the Advance is actually made;

“Drawdown Notice” means a notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);

“Earnings” means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower owning that Ship or the Security Trustee and which arise out of the use or operation of that Ship, including (but not limited to):

(a)

all freight, hire and passage moneys, compensation payable to that Borrower or the Security Trustee in the event of requisition of the Ship owned by it for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship;

(b)	all moneys which are at any time payable under Insurances in respect of loss of earnings; and

(c)

if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship;

“Earnings Account” means, in relation to a Ship, an account in the name of the Borrower owning that Ship with the Account Bank which is approved by the Lenders in writing as the Earnings Account in respect of that Ship for the purposes of this Agreement, and, in the plural, means all of them;

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway;

“Environmental Approval” means any present or future permit, ruling, variance or other consent required under Environmental Laws;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means in relation to a Ship:

(a)	any release of Environmentally Sensitive Material from that Ship; or

(b)

any incident in which Environmentally Sensitive Material is released from a vessel other than that Ship and which involves a collision between that Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which that Ship is actually or potentially liable to be arrested, attached, detained and/or injuncted and/or that Ship and/or the Borrower which is the owner thereof and/or any operator or manager of that Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)

any other incident in which Environmentally Sensitive Material is released otherwise than from that Ship and in connection with which that Ship is actually or potentially liable to be arrested and/or where the Borrower which is the owner thereof and/or any operator or manager of that Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Existing Indebtedness” means:

(a)	in relation to Borrower A, the relevant part of the Term B Loan relating to Ship A;

(b)	in relation to Borrower B, the relevant part of the Term B Loan relating to Ship B; and

(c)	in relation to Borrower C, the relevant part of the Term B Loan relating to Ship C;

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time;

“Event of Default” means any of the events or circumstances described in Clause 19.1;

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Deduction” means a deduction or withholding from a payment under any Finance Document required by or under FATCA;

“FATCA Exempt Party” means a party to a Finance Document that is entitled to receive payments free from any FATCA Deduction;

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Creditor Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction;

“Fee Letter” means any letter or letters dated on or about the date of this Agreement made between any Creditor Party and any of the Borrowers and the other Security Parties setting out any of the fees referred to in Clause 20;

“Finance Documents” means:

(a)	this Agreement;

(b)	the Agency and Trust Deed;

(c)	the Corporate Guarantee;

(d)	the General Assignments;

(e)	the Mortgages;

(f)	the Account Pledges;

(g)	the Charterparty Assignments;

(h)	the Approved Manager’s Undertakings;

(i)	the Shares Pledges; and

(j)

any other document (whether creating a Security Interest or not) which is executed at any time by a Borrower, the Corporate Guarantor, the Approved Manager, the Shareholder or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders under this Agreement or any of the other documents referred to in this definition;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility or dematerialised equivalent made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)

under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)

under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

“Funding Rate” means any rate notified to the Agent by a Lender pursuant to Clause 5.9;

“General Assignment” means, in relation to a Ship, a general assignment of the Earnings, the Insurances and any Requisition Compensation, in such form as the Lenders may approve or require and in the plural means all of them;

“Group” means together, the Borrowers, the Corporate Guarantor and their wholly- owned subsidiaries (direct or indirect) from time to time during the Security Period and “member of the Group” shall be construed accordingly;

“IACS” means the International Association of Classification Societies;

“IFRS 9” means the International Financial Reporting Standard (IFRS) by the International Accounting Standards Board (IASB) designated as “IFRS 9” and replacing IAS 39;

“Insurances” means in relation to a Ship:

(a)

all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, which are effected in respect of that Ship, the Earnings or otherwise in relation to it whether before, on or after the date of this Agreement; and

(b)

all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement;

“Interest Period” means a period determined in accordance with Clause 6;

“Interpolated Screen Rate” means, in relation to LIBOR for an Interest Period, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than that Interest Period; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds that Interest Period,

each as of 11.00 a.m. (London time) on the Quotation Date for the currency of the Loan;

each at or about 11 a.m. (London time) on the relevant Quotation Date;

“ISM Code” means, in relation to its application to the Borrowers, the Ships and their operation:

(a)

‘The International Management Code for the Safe Operation of Ships and for Pollution Prevention’, currently known or referred to as the ‘ISM Code’, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 November 1993 and incorporated on 19 May 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)

all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations’ produced by the International Maritime Organisations pursuant to Resolution A.788(19) adopted on 25 November 1995, as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” includes, in relation to a Ship:

(a)	the document of compliance (DOC) and safety management certificate (SMC) issued pursuant to the ISM Code within the periods specified by the ISM Code; and

(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Agent may require; and

(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain that Ship’s or that Borrower’s compliance with the ISM Code which the Agent may require;

“ISM SMS” means the safety management system which is required to be developed, implemented and maintained under the ISM Code;

“ISPS Code” means the International Ship and Port Facility Security Code constituted pursuant to resolution A.924 (22) of the International Maritime Organisation (“IMO”) adopted by a Diplomatic conference of the IMO on Maritime Security on 13 December 2002 and now set out in Chapter XI-2 of the Safety of Life at Sea Convention (SOLAS) 1974 (as amended) to take effect on 1 July 2004;

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code;

“Kleimar” means Kleimar N.V., a company incorporated in Belgium and having its registered office at 5 Suikerrui, 2000 Antwerp, Belgium and is a wholly owned indirect subsidiary of Navios Maritime Holdings Inc.;

“Lender” means:

(a)

a bank or financial institution listed in Schedule 1 and acting through its branch or office indicated in Schedule 1 (or through another branch notified to the Borrowers under Clause 26.13) unless it has delivered a Transfer Certificate or Certificates covering the entire amounts of its Commitment and its Contribution; and

(b)	the holder for the time being of a Transfer Certificate;

“LIBOR” means, for an Interest Period:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for that Interest Period) the Interpolated Screen Rate; or

(c)	if:

(i)	no Screen Rate is available for the currency of the Loan; or

(ii)	no Screen Rate is available for that Interest Period and it is not possible to calculate an Interpolated Screen Rate,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, 11.00 a.m. (London time) on the Quotation Date for the currency of the Loan and for a period equal in length to that Interest Period and, if any such rate is below zero, LIBOR will be deemed to be zero;

“Liquidity Account” means an interest bearing account in the name of the Borrowers with the Account Bank and is designated by the Agent as the Liquidity Account for the purposes of this Agreement;

“Loan” means the principal amount for the time being outstanding under this Agreement;

“Major Casualty” means, in relation to a Ship, any casualty to that Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $500,000 or the equivalent in any other currency;

“Majority Lenders” means:

(a)	before an Advance has been made, Lenders whose Commitments total 66.66 per cent. of the Total Commitments; and

(b)	after an Advance has been made, Lenders whose Contributions total 66.66 per cent. of the Loan;

“Mandated Lead Arranger” means NIBC Bank N.V. acting through its office at Carnegieplein 4, 2517 KJ, The Hague, Netherlands;

“Margin” means 2.75 per cent. per annum;

“Market Value” means the market value of the Ship determined from time to time in accordance with Clause 15.4;

“Material Adverse Effect” means in the reasonable opinion of the Majority Lenders a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole;

(b)	the ability of any borrower or the Corporate Guarantor to perform its obligations under any Finance Document; or

(c)

the validity or enforceability of, or the effectiveness or ranking of any Security granted or intended to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Creditor Party under any of the Finance Documents;

“Material Adverse Change” means any event or series of events which, in the reasonable opinion of the Majority Lenders, is likely to have a Material Adverse Effect;

“Maturity Date” means, in respect of each Advance, the earlier of:

(a)	the date falling on the fifth anniversary of the relevant Drawdown Date; and

(b)	15 December 2023;

“Minimum Liquidity” has the meaning given in Clause 11.24;

“Mortgage” means, in relation to a Ship, the first preferred or, as the case may be, priority ship mortgage and, if applicable, deed of covenant collateral thereto on that Ship, executed by the Borrower which is the owner thereof in favour of the Security Trustee or (as the case may be) the Lenders, in such form as the Lenders may approve or require and in the plural means all of them;

“Negotiation Period” has the meaning given in Clause 5.9;

“Notifying Lender” has the meaning given in Clause 23.1 or Clause 24.2 as the context requires;

“Financial Statements” means the annual unaudited consolidated financial statements of the Group for the quarter ended 30 September 2018 as publicly available on SEC (https://www.sec.gov);

“Payment Currency” has the meaning given in Clause 21.5;

“Permitted Financial Indebtedness” means:

(a)	any Financial Indebtedness incurred under the Finance Documents; and

(b)	in relation to each Borrower, until the Drawdown Date of the relevant Advance, the Existing Indebtedness;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents and, until the Drawdown Date of the relevant Advance, the Term B Loan in relation to the Ship relating to such Advance;

(b)	liens for unpaid crew’s wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(e)

liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 45 days overdue (unless the overdue amount is being contested by the relevant Borrower in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.13(f);

(f)

any Security Interest created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses where the relevant Borrower is prosecuting or defending such action in good faith by appropriate steps; and

(g)

Security Interests arising by operation of law in respect of taxes which are not overdue for payment other than taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)

a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)

a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period;

“Reference Bank” means, in relation to the determination of LIBOR and any mandatory costs, ABN AMRO Bank N.V., ING Bank N.V., Coöperatieve Rabobank U.A. or such other bank as may be appointed by the Agent after consultation with the Borrowers;

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks, as the rate at which each Reference Bank could borrow funds in the London interbank market, in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period;

“Related Fund” means in relation to a fund (the “first fund”), a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an affiliate of the investment manager or investment adviser of the first fund;

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board;

“Relevant Person” has the meaning given in Clause 19.9;

“Repayment Date” means a date on which a repayment is required to be made under Clause 8;

“Repayment Instalment” has the meaning given to it in Clause 8.1;

“Replacement Benchmark” means a benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Screen Rate by:

(i)	the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Borrowers, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to that Screen Rate; or

(c)	in the opinion of the Majority Lenders and the Borrowers, an appropriate successor to a Screen Rate.;

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers;

“Restricted Party” means a person:

(a)	that is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person);

(b)	that is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of, a country which is subject to Sanctions Laws; or

(c)	that is directly or indirectly owned or controlled by a person referred to in (a) and/or (b) above; or

(d)	with which any Lender is prohibited from dealing or otherwise engaging in a transaction with by any Sanctions Laws;

“Retention Account” means, in relation to a Ship, an account in the name of the Borrowers with the Account Bank which is approved by the Lenders in writing as the Retention Account for the purposes of this Agreement;

“Sanctions Authority” means The Netherlands, the United Nations, the European Union, the United Kingdom, the United States of America, the Monetary Authority of Singapore and the Hong Kong Monetary Authority and any authority acting on behalf of any of them in connection with Sanctions Laws;

“Sanctions Laws” means the economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, Executive Orders or notices from regulators implemented, adapted, imposed, administered, enacted and/or enforced by any Sanctions Authority;

“Sanctions List” means any list of persons or entities published in connection with Sanctions Laws by or on behalf of any Sanctions Authority;

“Screen Rate” means the London interbank offered rate administrated by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on the relevant pages of the Reuters screen (or any replacement Reuters page which displays that rate or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters). If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrowers;

“Screen Rate Replacement Event” means, in relation to a Screen Rate:

(a)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Majority Lenders, and the Borrowers materially changed;

(b)

(i)

(A)	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;

(ii)

the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;

(iii)	the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or

(c)	in the opinion of the Majority Lenders and the Borrowers, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement;

“Security Cover Ratio” means, at any relevant time on or after the first Drawdown Date, the aggregate of (i) the aggregate of the Market Value of the Mortgaged Ships and (ii) the net realisable value of any additional security provided at that time under Clause 15, at that time expressed as a percentage of the Loan;

“Secured Liabilities” means all liabilities which the Borrowers, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or by virtue of the Finance Documents or any judgment relating to the Finance Documents; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind; and

(b)	the rights of the plaintiff under an action in rem in which the vessel concerned has been arrested or a writ has been issued or similar step taken;

“Security Party” means the Corporate Guarantor, the Approved Manager, the Shareholder and any other person (except a Creditor Party, the Approved Manager unless it is a wholly owned subsidiary of Navios Maritime Partners L.P. or any charterer) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the final paragraph of the definition of “Finance Documents”;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrowers, the Security Parties and the other Creditor Parties that:

(a)	all amounts which have become due for payment by a Borrower or any Security Party under the Finance Documents have been paid in full;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	no Borrower nor any Security Party has any future or contingent liability under Clause 20, 21 or 22 below or any other provision of this Agreement or another Finance Document; and

(d)

the Agent, the Security Trustee, the Mandated Lead Arranger and the Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of a Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Security Trustee” means NIBC BANK N.V., acting through its office at Carnegieplein 4, 2517 KJ, The Hague, Netherlands or any successor of it appointed under clause 5 of the Agency and Trust Deed;

“Shares Pledge” means, in respect of all the issued shares in any Borrower, a pledge of such shares executed or to be executed by the Shareholder in favour of the Security Trustee, in such form as the Lenders may approve or require and in the plural means all of them;

“Shareholder” means Navios Maritime Operating L.L.C., a limited liability company formed and existing under the laws of the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

“Ship” means each of Ship A, Ship B and Ship C, and, in the plural, means all of them;

“Ship A” has the meaning given to that term in Schedule 5;

“Ship B” has the meaning given to that term in Schedule 5;

“Ship C” has the meaning given to that term in Schedule 5;

“Term B Loan” means the credit agreement dated as of 14 March 2017 (as amended, restated, supplemented or otherwise modified from time to time), by and among the Corporate Guarantor and Navios Partners Finance (US) Inc., a Delaware corporation, as borrowers, the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent for the lenders;

“Total Loss” means in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship;

(b)

any expropriation, confiscation, requisition or acquisition of that Ship whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority, excluding a requisition for hire for a fixed period not exceeding one year without any right to an extension unless that Ship is within 30 days redelivered to the full control of the Borrower owning that Ship;

(c)	any condemnation of that Ship by any tribunal or by any person or person claiming to be a tribunal; and

(d)

any arrest, capture, seizure, confiscation or detention of that Ship (including any hijacking or theft) unless it is within the Relevant Period redelivered to the full control of the Borrower owning that Ship;

(e)	“Relevant Period” means:

(i)	in the case of any arrest of a Ship, 1 month; and

(ii)

in the case of piracy or capture, seizure, confiscation or detention of a Ship (including any hijacking or theft), 90 days Provided that if the relevant underwriters confirm to the Agent in writing prior to the end of the 90-day period referred to in (i) above that the relevant Ship is subject to an approved piracy insurance cover, the earlier of 270 days after the date on which that Ship is captured by pirates and the date on which the piracy insurance cover expires;

“Total Loss Date” means in relation to a Ship:

(a)	in the case of an actual loss, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earlier of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)

the date of any compromise, arrangement or agreement made by or on behalf of the Borrower owning that Ship, with that Ship’s insurers in which the insurers agree to treat that Ship as a total loss; and

(c)	in the case of any other type of total loss, on the earlier of:

(i)	the date at which a total loss is subsequently admitted by such insurers;

(ii)	the date at which a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred, if such insurers do not immediately admit such claim; or

(iii)	the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;

“Transfer Certificate” has the meaning given in Clause 26.2;

“Trust Property” has the meaning given in clause 3.1 of the Agency and Trust Deed;

“Unpaid Sum” means any sum due and payable but unpaid by a Borrower or any Security Party under the Finance Documents;

“US” means the United States of America;

“US GAAP” means generally accepted international accounting principles as from time to time in effect in the United States of America;

“US Tax Obligor” means:

(a)	a person which is resident for tax purposes in the United States of America; or

(b)	a person some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes;

“Write-down and Conversion Powers” means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

1.2	Construction of certain terms

In this Agreement:

“approved” means, for the purposes of the definition of “Total Loss” in Clause 1.1 and in Clause 13, approved in writing by the Agent;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter or fax;

“excess risks” means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any form of delegated legislation, any order or decree, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means, in relation to a Ship, all insurances effected, or which the Borrower owning that Ship, is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

“person” includes any individual, any entity, any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks, freight demurrage and defence risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation therein of clause 1 of the Institute Time Clauses (Hulls)(1/10/83) or clause 8 of the Institute Time Clauses (Hulls) (1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline (either having the force of law or compliance with which is reasonable in the ordinary course of business of the party concerned) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine;

“war risks” means the risks according to Institute War and Strike Clauses (Hull Time) (1/10/83) or (1/11/95), or equivalent conditions, including, but not limited to risk of mines, blocking and trapping, missing vessel, confiscation, piracy and all risks excluded from the standard form of English or other marine policy; and

“which is continuing” or “is continuing”, a Potential Event of Default is continuing if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.3	Meaning of “month”

A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)

on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)

on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”

A company (S) is a subsidiary of another company (P) if:

(a)

a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attached to the issued shares of S;

and any company of which S is a subsidiary is a parent company of S Provided that there shall be excluded from this definition any subsidiaries which are listed on a public stock exchange.

1.5	General Interpretation

(a)	In this Agreement:

(i)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(ii)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise; and

(iii)	words denoting the singular number shall include the plural and vice versa.

(b)	Clauses 1.1 to 1.4 and paragraph (a) of this Clause 1.5 apply unless the contrary intention appears.

(c)

References in Clause 1.1 to a document being in the form of a particular Appendix include references to that form with any modifications to that form which the Agent (with the authorisation of the Lenders in the case of substantial modifications) approves or requires.

(d)	The clause headings shall not affect the interpretation of this Agreement.

2	LOAN FACILITY

2.1	Amount of loan facility

Subject to the other provisions of this Agreement, the Lenders shall make available to the Borrowers a senior secured term loan facility in 3 Advances as follows:

(a)	Advance A shall be in an amount equal to the lesser of (a) $12,000,000 and (b) 55 per cent. of the Market Value of Ship A; and

(b)	Advance B shall be in an amount equal to the lesser of (a) $8,250,000 and (b) 55 per cent. of the Market Value of Ship B .

(c)	Advance C shall be in an amount equal to the lesser of (a) $8,250,000 and (b) 55 per cent. of the Market Value of Ship C .

2.2	Lenders’ participations in Advances

Subject to the other provisions of this Agreement, each Lender shall participate in each Advance in the proportion which, as at the Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of Advances

The Borrowers undertake with each Creditor Party to use each Advance to refinance the Existing Indebtedness relating to the Ship to which that Advance.

3	POSITION OF THE LENDERS

3.1	Interests of Lenders several

The rights of the Creditor Parties under this Agreement are several; accordingly each Lender shall be entitled to sue for any amount which has become due and payable by the Borrowers to it under this Agreement without joining the Security Trustee or any other Creditor Party as additional parties in the proceedings, save that the Security Interests created by any of the Finance Documents may only be enforced in accordance with Clause 19.2.

3.2	Proceedings by individual Creditor Party

However, without the prior consent of the Lenders, no Creditor Party may bring proceedings in respect of:

(a)	any other liability or obligation of any Borrower or a Security Party under or connected with a Finance Document; or

(b)	any misrepresentation or breach of warranty by any Borrower or a Security Party in or connected with a Finance Document.

3.3	Obligations of Creditor Parties several

The obligations of the Lenders under this Agreement are several; and a failure of a Lender to perform its obligations under this Agreement shall not result in:

(a)	the obligations of the other Lenders being increased; nor

(b)	a Borrower, any Security Party or any other Lender being discharged (in whole or in part) from its obligations under any Finance Documents,

and in no circumstances shall a Lender have any responsibility for a failure of another Lender to perform its obligations under this Agreement.

3.4	Parties bound by certain actions of Lenders

Every Lender, any Borrower and each Security Party shall be bound by:

(a)	any determination made, or action taken, by the Lenders under any provision of a Finance Document;

(b)	any instruction or authorisation given by the Lenders to the Agent or the Security Trustee under or in connection with any Finance Document; and

(c)	any action taken (or in good faith purportedly taken) by the Agent or the Security Trustee in accordance with such an instruction or authorisation.

3.5	Reliance on action of Agent

However, any Borrower and each Security Party:

(a)

shall be entitled to assume that the Lenders have duly given any instruction or authorisation which, under any provision of a Finance Document, is required in relation to any action which the Agent has taken or is about to take; and

(b)	shall not be entitled to require any evidence that such an instruction or authorisation has been given.

3.6	Construction

In Clauses 3.4 and 3.5 references to action taken include (without limitation) the granting of any waiver or consent, an approval of any document and an agreement to any matter.

4	DRAWDOWN

4.1	Request for Advance

Subject to the following conditions, the Borrowers may request an Advance to be advanced by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (The Hague time) 3 Business Days prior to the intended Drawdown Date (or such other shorter period as the Lenders may agree).

4.2	Availability

The conditions referred to in Clause 4.1 are that:

(a)	the Drawdown Date has to be a Business Day during the Availability Period;

(b)	the amount of each Advance shall not exceed an amount equal to the lesser of:

(i)	in respect of each Advance B and Advance C:

(A)	55 per cent. of the Market Value of the Ship relevant to such Advance; and

(B)	$8,250,000; and

(ii)	in respect of Advance A:

(A)	55 per cent. of the Market Value of Ship A relevant to such Advance;

(B)	$12,000,000; and

(c)	the aggregate amount of the Advances shall not exceed the Total Commitments.

4.3	Notification to Lenders of receipt of a Drawdown Notice

The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Advance and the Drawdown Date;

(b)	the amount of that Lender’s participation in the Advance; and

(c)	the duration of the first Interest Period.

4.4	Drawdown Notice irrevocable

A Drawdown Notice must be signed by an officer or other authorised person of each Borrower; and once served a Drawdown Notice cannot be revoked without the prior consent of the Agent, acting on the authority of the Majority Lenders.

4.5	Lenders to make available Contributions

Subject to the provisions of this Agreement, each Lender shall, on and with value on the Drawdown Date, make available to the Agent for the account of the Borrowers the amount due from that Lender under Clause 2.2.

4.6	Disbursement of Advance

Subject to the provisions of this Agreement, the Agent shall on the Drawdown Date pay to the Borrowers the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrowers shall be made:

(a)	to the account which the Borrowers specify in the Drawdown Notice; and

(b)	in the like funds as the Agent received the payments from the Lenders.

5	INTEREST

5.1	Payment of normal interest

Subject to the provisions of this Agreement, interest on the Loan in respect of each Interest Period shall be paid by the Borrowers on the last day of that Interest Period.

5.2	Normal rate of interest

Subject to the provisions of this Agreement, the rate of interest on each Advance in respect of an Interest Period shall be the aggregate of (i) the Margin and (ii) LIBOR for that Interest Period subject to Clause 5.6 and 5.7.

5.3	Payment of accrued interest

In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest

The Agent shall notify the Borrowers and each Lender of:

(a)	each rate of interest; and

(b)	the duration of each Interest Period,

as soon as reasonably practicable after each is determined.

5.5	Obligation of Reference Bank to quote

Each of the Reference Banks which is a Lender shall use all reasonable efforts to supply the quotation required of it for the purposes of fixing a rate of interest under this Agreement unless that Reference Bank ceases to be a Lender pursuant to Clause 26.2.

5.6	Absence of quotations by Reference Bank

If any Reference Bank fails to supply a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5.

5.7	Market disruption

The following provisions of this Clause 5 apply if:

(a)

LIBOR is to be determined by reference to the Reference Banks and no Reference Bank does, before 1.00 p.m. (London time) on the Quotation Date for an Interest Period, provide quotations to the Agent in order to fix LIBOR; or

(b)

at least 1 Business Day before the start of an Interest Period, a Lender or Lenders (whose participation in an Advance or the relevant part of such Advance exceeds 35 per cent of that Advance or the relevant part of such Advance) may notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to that Lender or, as the case may be, those Lenders of funding its or their respective Contribution(s) (or any part of it) during the Interest Period in the London Interbank Market at or about 11.00 a.m. (London time) on the Quotation Date for the Interest Period.

5.8	Notification of market disruption

The Agent shall promptly notify the Borrowers and each of the Lenders stating the circumstances falling within Clause 5.7 which have caused its notice to be given in which case Clause 5.9 shall apply.

5.9	Cost of funds

(a)

If this Clause 5.9 applies, the rate of interest on the relevant Advance or the relevant part of that Advance for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)

the weighted average of the rates notified to the Agent by each Lender as soon as practicable and in any event within 5 Business Days of the first day of that Interest Period (or, if earlier, on the date falling 3 Business Days before the date on which interest is due to be paid in respect of that Interest Period) to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Advance or that part of that Advance from whatever source it may reasonably select.

(b)

If this Clause 5.9 applies and the Agent or the Borrowers so require, the Agent, the Lenders and the Borrowers shall enter into negotiations (for a period of not more than 30 days after the date on which the Agent serves its notice under Clause 5.8 (the “Negotiation Period”)) with a view to agreeing an alternative interest rate or (as the case may be) an alternative basis for the Lenders to fund or continue to fund their or its Contribution during the Interest Period concerned.

(c)	Any substitute or alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of the Lenders and the Borrowers, be binding on all parties.

5.10	Application of agreed alternative rate of interest

Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.11	Alternative rate of interest in absence of agreement

If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, the Agent shall set an interest period, with the agreement of each Lender, and interest rate (which shall be determined in accordance with Clause 5.9(a)); and the procedure provided for by this Clause 5.11 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

5.12	Notice of prepayment

If the Borrowers do not agree with an interest rate set by the Agent under Clause 5.11, the Borrowers may give the Agent not less than 10 Business Days’ notice of their intention to prepay at the end of the interest period set by the Agent.

5.13	Prepayment; termination of Commitments

A notice under Clause 5.12 shall be irrevocable; the Agent shall promptly notify the Lenders of the Borrowers’ notice of intended prepayment; and on the last Business Day of the interest period set by the Agent, the Borrowers shall prepay (without premium or penalty) the relevant Advance or, as the case may be, part of such Advance, together with accrued interest thereon at the applicable rate plus the Margin.

5.14	Application of prepayment

The provisions of Clause 8 shall apply in relation to the prepayment.

6	INTEREST PERIODS

6.1	Commencement of Interest Periods

The first Interest Period applicable to an Advance shall commence on the Drawdown Date applicable to that Advance and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

6.2	Duration of normal Interest Periods

Subject to Clauses 6.3 and 6.4, each Interest Period shall be:

(a)	3 months; or

(b)	such other period as the Agent, with the authorisation of all Lenders, may agree with the Borrowers.

6.3	Duration of Interest Periods for Repayment Instalments

In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

6.4	Non-availability of matching deposits for Interest Period selected

If, after the Borrowers have selected an Interest Period longer than 3 months, any Lender notifies the Agent by 11.00 a.m. (London time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be 3 months.

7	DEFAULT INTEREST

7.1	Payment of default interest on overdue amounts

The Borrowers shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by any Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

7.2	Default rate of interest

(a)

If a Borrower fails to pay any amount payable by it under a Finance Document on its due date or if there is an Event of Default related to a breach under Clause 15.1, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2 per cent. per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted part of the relevant Advance in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting on the instructions of the Lenders). Any interest accruing under this Clause 7.2 shall be immediately payable by the Borrowers on demand by the Agent.

(b)	If an Unpaid Sum consists of all or part of that Advance which became due on a day which was not the last day of an Interest Period relating to that Advance or that part of that Advance:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to the relevant Advance or that part of that Advance; and

(ii)	the rate of interest applying to that Unpaid Sum during that first Interest Period shall be 2 per cent. per annum higher than the rate which would have applied if that Unpaid Sum had not become due.

7.3	Notification of interest periods and default rates

(a)	The Agent shall promptly notify the Lenders and the Borrowers of the determination of a rate of interest under Clause 7.

(b)	The Agent shall promptly notify the Borrower of each Funding Rate relating to the relevant Advance, any part of that Advance or any Unpaid Sum.

7.4	Payment of accrued default interest

Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.5	Compounding of default interest

(a)

Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8	REPAYMENT AND PREPAYMENT

8.1	Amount of repayment instalments

The Borrowers shall repay each Advance by:

(a)

in respect of Advance B and Advance C, 20 equal consecutive quarterly instalments, each in the amount of $305,000 and in respect of Advance A, 20 equal consecutive quarterly instalments, each in the amount of $255,000 (each a “Repayment Instalment” and, together, the “Repayment Instalments”); and

(b)	in respect of Advance B and Advance C, a balloon instalment in the amount of $2,150,000 and in respect of Advance A, a balloon instalment in the amount of $6,900,000 (each, a “Balloon Instalment”),

Provided that if:

(a)

the amount made available in respect of each of Advance B and Advance C is less than $8,250,000, and in respect of Advance C, $12,000,000, the aggregate amount of the Repayment Instalments and the Balloon Instalment in respect of the relevant Advance shall be reduced by an amount equal to the undrawn amount on a pro rata basis; and

(b)

the Drawdown Date in respect of any Advance falls [on or] after 15 March 2019, the Repayment Instalments in respect of that Advance referred to in paragraph (a) above shall be reduced to 19 and the Balloon Instalment in respect of that Advance shall be increased by an amount equal to one Repayment Instalment in respect of that Advance.

8.2	Repayment Dates

The first Repayment Instalment in respect of each Advance shall be repaid on the date falling 3 months after the Drawdown Date relating to that Advance with the remaining Repayment Instalments (other than the last Repayment Instalment in respect of each Advance) to be repaid at 3-monthly intervals thereafter or such dates as the Agent may specify in order to align the repayment schedule of all the Advances and the last Repayment Instalment together with the Balloon Instalment shall be paid on the relevant Maturity Date.

8.3	Final Repayment Date

On the final Repayment Date, the Borrowers shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

8.4	Voluntary prepayment

Subject to the following conditions, the Borrowers may prepay the whole or any part of the Loan on the last day of an Interest Period in respect thereof.

8.5	Conditions for voluntary prepayment

The conditions referred to in Clause 8.4 are that:

(a)

a partial prepayment shall be in a minimum amount of $500,000 or in integral multiple of $100,000 or such lesser amount as is acceptable to the Agent (acting on the instructions of the Majority Lenders);

(b)

the Agent has received from the Borrowers at least 5 Business Days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made (such date shall be the last day of an Interest Period);

(c)

the prepayment shall be applied proportionately between each Advance and thereafter pro rata against the Instalments in respect of each Advance which are at the time being outstanding and each Balloon Instalment; and

(d)

the Borrowers have provided evidence satisfactory to the Agent that any consent required by the Borrowers or any Security Party in connection with the prepayment has been obtained and remains in force, and that any requirement relevant to this Agreement which affects the Borrowers or any Security Party has been complied with and shall include a representation to that effect in the notice referred to in (b) above.

8.6	Voluntary cancellation

The Borrowers may, if they give the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part of an Advance. Any cancellation under this Clause 8.6 shall reduce the Commitments of the Lenders proportionally under that Advance.

8.7	Effect of notice of prepayment

A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authority of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrowers on the date for prepayment specified in the prepayment notice.

8.8	Notification of notice of prepayment

The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrowers under Clause 8.5(b).

8.9	Mandatory prepayment

The Borrowers shall be obliged to prepay the Relevant Amount:

(a)	if a Ship is sold, on or before the date on which the sale is completed by delivery of that Ship to the buyer; or

(b)

if a Ship becomes a Total Loss, on the earlier of the date falling 90 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.

In this Clause 8.9 “Relevant Amount” means an amount equal to the higher of:

(A)	the Advance to which the ship being sold or which has become a Total Loss relates; and

(B)

an amount, which after giving credit to the prepayment required to be made pursuant to this Clause 8.9, results in the Security Cover Ratio to be maintained pursuant to Clause 15.1 being no less than the greater of (1) 120 per cent and (2) the Security Cover Ratio which applied immediately prior to the applicable event described in paragraphs (a) or (b) of this Clause 8.9.

8.10	Amounts payable on prepayment

A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 below or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 21.1(b) but (subject to Clause 20.4) without premium or penalty.

8.11	Application of partial prepayment

Any prepayment shall be applied:

(a)

if made pursuant to Clause 8.4, pro rata against the Repayment Instalments and of the Balloon Instalment of the Advance being prepaid or in such other manner as the Agent (acting on the instructions of the Lenders) may agree with the Borrowers;

(b)	if made pursuant to Clause 8.9:

(i)

FIRSTLY: against the Advance which has been used in part financing the relevant Ship and thereafter any balance shall be applied proportionally against the other Advances and in relation to each Advance, pro rata against the then outstanding Repayment Instalments and the Balloon Instalment of such other Advances; and

(ii)	SECONDLY: pro rata towards repayment of any overdue interest, any Break Costs, any accrued interest relating to the Loan, any other costs, fees, expenses, commissions due under this Agreement; and

(iii)	THIRDLY: any surplus shall be released to the Borrowers Provided that no Event of Default or Potential Event of Default has occurred or is continuing.

(c)

If made pursuant to Clause 15.2, pro rata against the Advances and in relation to each Advance, pro rata against the Balloon Instalment and the Repayment Instalments of the Advance being prepaid or in such other manner as the Agent (acting on the instructions of the Lenders) may agree with the Borrowers.

8.12	No reborrowing

No amount repaid, cancelled or prepaid may be reborrowed.

9	CONDITIONS PRECEDENT

9.1	Documents, fees and no default

Each Lender’s obligation to contribute to an Advance is subject to the following conditions precedent:

(a)	that on or before the date of this Agreement, the Lenders receive the documents described in Part A of Schedule 3 in a form and substance satisfactory to the Lenders and their lawyers;

(b)	that the Agent has received the commitment fee and arrangement fee on behalf of the Lenders referred to in Clauses 20.1 and 20.2 respectively and the first annual agency fee pursuant to Clause 20.3;

(c)	that, on or before the service of each Drawdown Notice, the Agent receives the documents described in Part B of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(d)	that at the date of each Drawdown Notice and at each Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred or is continuing or would result from the borrowing of the relevant Advance; and

(ii)

the representations and warranties in Clause 10 and those of the Borrowers or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;

(iii)	none of the circumstances contemplated by Clause 5.7 has occurred and is continuing; and

(iv)

there has been no material adverse change in the business, management, condition (financial or otherwise), results of operations, state of affairs, operation, performance, prospects or properties of the Borrowers or any of them and/or the Corporate Guarantor and its affiliates since the Financial Statements;

(e)

that, if the ratio set out in Clause 15.1 were applied immediately following the making of an Advance, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(f)

that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrowers prior to the Drawdown Date.

9.2	Waiver of conditions precedent

If the Majority Lenders, at their discretion, permit an Advance to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrowers shall ensure that those conditions are satisfied within 5 Business Days after the Drawdown Date (or such longer period as the Agent may, with the authority of the Majority Lenders, specify).

10	REPRESENTATIONS AND WARRANTIES

10.1	General

Each Borrower represents and warrants (which representations and warranties (other than the ones in Clauses 10.11 and 10.12) shall survive the execution of this Agreement and shall be deemed to be repeated throughout the Security Period on the first day of each Interest Period with respect to the facts and circumstances then existing) to each Creditor Party as follows.

10.2	Status

Each Borrower is duly incorporated and validly existing and in good standing under the laws of the Republic of the Marshall Islands.

10.3	Share capital and ownership

Borrower A is authorised to issue 500 registered shares with a par value of one USD per share, all of which are fully paid and held by the Shareholder free of any Security Interest other than Existing Indebtedness or other claim. Each of Borrower B and Borrower C is authorised to issue 500 registered and/or bearer shares, without par value all of which have been issued in registered form and are fully paid and held by the Shareholder free of any Security Interest or other claim. The sole member of the Shareholder is the Corporate Guarantor.

10.4	Corporate power

Each Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it to:

(a)	continue to own the Ship owned by it under the relevant Approved Flag;

(b)	execute the Finance Documents to which that Borrower is a party; and

(c)	borrow under this Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents to which that Borrower is a party.

10.5	Consents in force

All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.

10.6	Legal validity; effective Security Interests

The Finance Documents to which that Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute that Borrower’s legal, valid and binding obligations enforceable against that Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate,

subject to any relevant insolvency laws affecting creditors’ rights generally.

10.7	No third party Security Interests

Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document to which a Borrower is a party:

(a)	each Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)

no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8	No conflicts

The execution by a Borrower of each Finance Document to which it is a party, and the borrowing by that Borrower of the Loan, and its compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of that Borrower; or

(c)	any contractual or other obligation or restriction which is binding on that Borrower or any of its assets.

10.9	No withholding taxes

All payments which each Borrower is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.10	No default

No Event of Default or Potential Event of Default has occurred and is continuing or would result from the entry into, the performance of, or any transaction contemplated by, any Finance Document.

10.11	Information

All information which has been provided in writing by or on behalf of the Borrowers or any member of the Group to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.7; and there has been no material adverse change in the financial position or state of affairs, operation, performance or prospects of the Borrower or any of them or any Security Party (excluding the Approved Manager) as at 30 September 2018 from that disclosed to the Agent.

10.12	No litigation

No material, legal or administrative action involving any Borrower or any Security Party (excluding the Approved Manager) has been commenced or taken or, to a Borrower’s knowledge, is likely to be commenced or taken.

10.13	Compliance with certain undertakings

At the date of this Agreement, each Borrower is in compliance with Clauses 11.2, 11.3, 11.9 and 11.13.

10.14	Taxes paid

Each Borrower has paid all taxes applicable to, or imposed on or in relation to that Borrower, its business or the Ship owned by it.

10.15	No money laundering; anti-bribery

None of the Borrowers, the Security Parties and the Designated Unitholders nor any of their subsidiaries, directors or officers, or, to their best knowledge, any affiliate or employee of them, have engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any applicable jurisdiction and each of the Borrowers, the Security Parties and the Designated Unitholders has instituted and maintains policies and procedures designed to prevent violation of such laws, regulations and rules.

10.16	ISM Code, ISPS Code Compliance and Environmental Laws

All requirements of the ISM Code, ISPS Code and Environmental Laws as they relate to the Borrowers, the Approved Manager and the Ships have been complied with.

10.17	No immunity

No Borrower, nor any of its assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit attachment prior to judgement, execution or other enforcement).

10.18	Sanctions

(a)

Each Borrower, each Security Party and each other member of the Group and to the best of their knowledge (having made due inquiry), their joint ventures, and their respective directors, officers, employees, agents or representatives has been and is in compliance with Sanctions Laws;

(b)	No Borrower, nor any Security Party, nor any other member of the Group, their joint ventures, and their respective directors, officers, employees, agents or representatives:

(i)	is a Restricted Party, or is involved in any transaction through which it is reasonably likely to become a Restricted Party; or

(ii)	is subject to or involved in any inquiry, claim, action, suit, proceeding or investigation against it with respect to Sanctions Laws by any Sanctions Authority.

10.19	Insolvency

In relation to each Borrower, no corporate action, legal proceeding or other procedure or step described in Clause 19.1(h) or creditors’ process described in that clause has been taken or, to its knowledge, threatened in relation to it, and none of the circumstances described in Clause 19.1(h) applies to it.

11	GENERAL UNDERTAKINGS

11.1	General

Each Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authority of the Majority Lenders, otherwise permit in writing.

11.2	Title and negative pledge

Each Borrower will:

(a)

hold the legal title to, and own the entire beneficial interest in the Ship owned by it, the Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents;

(b)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future; and

(c)

procure that its liabilities under the Finance Documents to which it is party do and will rank at least pari passu with all other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

11.3	No disposal of assets

(a)	No Borrower will transfer, lease or otherwise dispose of:

(b)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(c)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation,

(d)	but paragraph (a) does not apply to any charter of a Ship as to which clause 14.13 applies.

11.4	No other liabilities or obligations to be incurred

No Borrower will incur any liability or obligation except:

(a)	liabilities and obligations under the Finance Documents to which it is a party;

(b)	under the unsecured guarantee issued by that Borrower in respect of obligations of the Corporate Guarantor under the Term B Loan;

(c)

subject to other provisions of this Agreement, liabilities or obligations reasonably incurred in the ordinary course of trading, maintaining, repairing, operating and chartering the Ship owned by it; and

(d)

Save for the Permitted Financial Indebtedness to any other corporation which is a member of the Group or individual who is a shareholder or majority shareholder in a member of the Group Provided that such Financial Indebtedness shall be fully subordinated to the Loan and the Borrower shall, promptly following the Agent’s demand, execute or procure the execution of any documents which the Agent specifies to create or maintain the subordination of the rights of the relevant member of the Group against the relevant Borrower to those of the Creditor Parties under the Finance Documents.

11.5	Information provided to be accurate

All financial and other information which is provided in writing by or on behalf of a Borrower under or in connection with any Finance Document will be true, correct, accurate and not misleading and will not omit any material fact or consideration.

11.6	Provision of financial statements

Each Borrower will send or procure that they are sent to the Agent:

(a)

as soon as possible, but in no event later than 90 days after the end of each 3-month period ending on 31 March, 30 June and 30 September in each financial year of the Corporate Guarantor (commencing with the 3-month period ending on 31 March 2019), the quarterly unaudited consolidated accounts (including profit and loss statement, balance sheet and cash flow statement) of the Group duly certified as to their correctness by an officer of the Corporate Guarantor; and

(b)

as soon as possible, but in no event later than 180 days after the end of each financial year of the Corporate Guarantor (commencing with the financial year ended on 31 December 2019), the annual audited consolidated financial statements of the Group; and

(c)

promptly after each request by the Agent, such further financial information about that Borrower, the Ship owned by it and the Corporate Guarantor or any other member of the Group (including, but not limited to, information regarding the charter arrangements, Financial Indebtedness and operating expenses) as the Agent may require.

11.7	Form of financial statements

All accounts (audited and unaudited) delivered under Clause 11.6 will:

(a)	be prepared in accordance with all applicable laws and US GAAP or IFRS (as applicable);

(b)	give a true and fair view of the state of affairs of the relevant person at the date of those accounts and of its profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the Group.

11.8	Shareholder notices

Each Borrower will send to the Agent following a request by the Agent, and at the same time as they are despatched, copies of all communications which are despatched to that Borrower’s shareholders or any class of them.

11.9	Consents

Each Borrower will, and will procure that each Security Party will, maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)	for that Borrower and that Security Party to perform its obligations under any Finance Document or any Charterparty to which it is party;

(b)	for the validity or enforceability of any Finance Document and any Charterparty to which it is party; and

(c)	for that Borrower to continue to own and operate the Ship owned by it,

and that Borrower will, and will procure that each Security Party will, comply with the terms of all such consents.

11.10	Maintenance of Security Interests

Each Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)

without limiting the generality of paragraph (a) above, at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.11	Notification of litigation

Each Borrower will provide the Agent with details of any legal or administrative action involving that Borrower, any Security Party, the Approved Manager, the Ship owned by it, the Earnings or the Insurances in respect of that Ship as soon as such action is instituted or it becomes apparent to that Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

11.12	Principal place of business

Each Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated in Clause 28.2(a); and no Borrower will establish, or do anything as a result of which it would be deemed to have, a place of business in the United States or the United Kingdom or in any place other than its current place of business.

11.13	Confirmation of no default

The Borrower will, within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by an officer of the Borrower and which:

(a)	states that no Event of Default or Potential Event of Default has occurred; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

The Agent may serve requests under this Clause 11.13 from time to time; this Clause 11.13 does not affect the Borrowers’ obligations under Clause 11.14.

11.14	Notification of default

Each Borrower will notify the Agent as soon as that Borrower becomes aware of the occurrence of an Event of Default or a Potential Event of Default and will thereafter keep the Agent fully up-to-date with all developments.

11.15	Provision of further information

Each Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating:

(a)	to that Borrower, the Ship owned by it, the Insurances, the Earnings or the Corporate Guarantor; or

(b)	to any other matter relevant to, or to any provision of, a Finance Document;

(c)

any information requested in respect of that Borrower, the Corporate Guarantor, the Shareholder and the Designated Unitholders in connection with the Creditor Parties’ and/or the Account Bank’s “Know your customer” regulations, including, but not limited to information required pursuant to all applicable laws and regulations, including, without limitation, the laws of the European Union, The Netherlands, United Kingdom and the United States of America in connection with that Borrower, the Corporate Guarantor and any other Security Party and their respective beneficial owners, which may be requested by the Agent, the Security Trustee or any Lender at any time.

11.16	Provision of copies and translation of documents

Each Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party; if the Agent so requires in respect of any of those documents, that Borrower will provide a certified English translation prepared by a translator approved by the Agent.

11.17	“Know your customer” checks. If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of any Borrower or any Security Party after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

11.18	Use of proceeds

No proceeds of any Advance of the Loan shall be made available, directly or indirectly, to or for the benefit of a Restricted Person nor shall they otherwise be applied in a manner or for a purpose prohibited by Sanctions Laws.

11.19	Sanctions

Each Borrower shall ensure that none of them, nor any Security Party, any other member of the Group or to the best of their knowledge (having made due inquiry) any of their joint ventures, or their respective directors, officers employees, agents or representatives or any other persons acting on any of their behalf, is or will become a Restricted Party.

11.20	Information: sanctions

The Borrowers shall, and shall procure that the Security Parties shall, supply to the Agent:

(a)

promptly upon becoming aware of them, the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanctions Laws against it, any of its direct or indirect owners, subsidiaries, other members of the Group, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives, as well as information on what steps are being taken with regards to answer or oppose such.

(b)

promptly upon becoming aware that it, any of its direct or indirect owners, subsidiaries, other members of the Group, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives has become or is reasonably likely to become a Restricted Party.

11.21	Hedging of interest rate risks – Right of first refusal

The Borrowers hereby grant to the Lenders a right of first refusal for the purpose of hedging any part of the interest rate risk under this Agreement throughout the Security Period. In the event that the Borrowers decide to hedge their exposure under this Agreement, they shall enter into such documentation as may be required by the relevant Lender (in such capacity the “Swap Bank”) and the provisions of this Agreement will be amended to incorporate the amendments required, including, but not limited to, Clause 17 reflecting pari passu sharing in the security and receipts between the Lenders and the Swap Bank.

11.22	Dividends

The Borrowers may make or pay any dividend or other distribution (in cash or in kind) in respect of their share capital Provided that (i) all conditions precedent listed in Schedule 3 are satisfied, (ii) no Event of Default has occurred or is continuing or will result from the making or payment of such dividend or distribution and (iii) compliance with Clause 15 as certified in the compliance certificate provided on the quarter immediately preceding to the dividend.

11.23	No change in financial year

No Borrower shall and shall procure that no Security Party will change the end of its financial year.

11.24	Minimum Liquidity

The Borrowers shall maintain in the Liquidity Account credit balances in an aggregate amount of not less than $250,000 in respect of each Mortgaged Ship (amounting to $750,000 in aggregate) (“Minimum Liquidity”), to be placed in time deposit with the Account Bank, commencing from the Drawdown Date in respect of the Advance which will finance the relevant Ship and at all times thereafter throughout the remainder of the Security Period.

12	CORPORATE UNDERTAKINGS

12.1	General

Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

12.2	Maintenance of status

Each Borrower will maintain its separate corporate existence as a corporation and remain in good standing under the laws of the Republic of the Marshall Islands.

12.3	Negative undertakings

No Borrower will:

(a)	carry on any business other than the ownership, chartering and operation of the Ship owned by it; or

(b)	provide any form of credit or financial assistance or issue guarantees in favour of any other corporation or individual other than:

(i)	in the normal course of its business; and

(ii)	the unsecured guarantees issued by that Borrower in respect of obligations of the Corporate Guarantor under the Term B Loan,

Provided that the corporation or individual to whom the of credit or financial assistance has been granted or in favour of whom the guarantee has been issued fully subordinates its rights to the rights of the Creditor Parties under the Finance Documents on terms acceptable to the Agent;

(c)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in that Borrower’s share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected,

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to that Borrower than those which it could obtain in a bargain made at arms’ length; or

(d)

open or maintain any account with any bank or financial institution except accounts with the Account Bank for the purposes of the Finance Documents and any accounts disclosed to the Agent on or prior to the date of this Agreement; or

(e)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital; or

(f)

acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative; or

(g)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation; or

(h)	change its legal name and shall procure that no Security Party will change its legal name.

13	INSURANCE

13.1	General

Each Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 13 at all times during the Security Period except as the Agent may, with the authority of the Majority Lenders, otherwise permit in writing.

13.2	Maintenance of obligatory insurances

Each Borrower shall keep the Ship owned by it, at all times during the Security Period, insured at the expense of that Borrower against:

(a)	fire and usual marine risks (including hull and machinery and excess risks); and

(b)	war risks including blocking and trapping; and

(c)	protection and indemnity mean the usual risks including liability for oil pollution and excess war risk P&I cover (including FD&D cover); and

(d)

any other risks against which the Lenders consider, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Lenders be reasonable for that Borrower to insure and which are specified by the Security Trustee by notice to that Borrower.

13.3	Terms of obligatory insurances

Each Borrower shall effect such insurances:

(a)	in Dollars;

(b)

in the case of fire and usual marine risks, including hull and machinery, and war risks, on an agreed value basis in such amounts as shall from time to time be approved by the Agent but in any event in an amount not less than the greater of (i) the Market Value of the Ship owned by it and (ii) an amount which, when aggregated with the amount for which the other ship then subject to a Mortgage is insured, is equal to 120 per cent. of the Loan; and

(c)

in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry (with the international group of protection and indemnity clubs) and the international marine insurance market (currently $1,000,000,000);

(d)	in relation to protection and indemnity risks in respect of the relevant Ship’s full value and tonnage;

(e)	on such terms as shall from time to time be approved in writing by the Agent (including, without limitation, a blocking and trapping clause); and

(f)

through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations which are members of the International Group of Protection and Indemnity Associations.

13.4	Further protections for the Creditor Parties

In addition to the terms set out in Clause 13.3, each Borrower shall procure that the obligatory insurances shall:

(a)	subject always to paragraph (b), name that Borrower as the sole named assured unless the interest of every other named assured is limited:

(i)	in respect of any obligatory insurances for hull and machinery and war risks;

(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)

in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

(b)

name (or be amended to name) the Security Trustee as mortgagee for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	name the Security Trustee as sole loss payee with such directions for payment as the Security Trustee may specify;

(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(e)

provide that the insurers shall waive, to the fullest extent permitted by English law, their entitlement (if any) (whether by statute, common law, equity, or otherwise) to be subrogated to the rights and remedies of the Security Trustee in respect of any rights or interests (secured or not) held by or available to the Security Trustee in respect of the Secured Liabilities, until the Secured Liabilities shall have been fully repaid and discharged, except that the insurers shall not be restricted by the terms of this paragraph (d) from making personal claims against persons (other than any Borrower or any Creditor Party) in circumstances where the insurers have fully discharged their liabilities and obligations under the relevant obligatory insurances;

(f)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee;

(g)	provide that the Security Trustee may make proof of loss if that Borrower fails to do so; and

(h)

provide that if any obligatory insurance is cancelled, or if any substantial change is made in the coverage which adversely affects the interest of the Security Trustee, or if any obligatory insurance is allowed to lapse for non-payment of premium, such cancellation, charge or lapse shall not be effective with respect to the Security Trustee for 30 days (or 7 days in the case of war risks) after receipt by the Security Trustee of prior written notice from the insurers of such cancellation, change or lapse.

13.5	Renewal of obligatory insurances

Each Borrower shall:

(a)	at least 14 days before the expiry of any obligatory insurance:

(i)

notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Borrower proposes to renew that insurance and of the proposed terms of renewal; and

(ii)	in case of any substantial change in insurance cover, obtain the Lenders’ approval to the matters referred to in paragraph (i) above;

(b)	at least 7 days before the expiry of any obligatory insurance, renew the insurance; and

(c)

procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6	Copies of policies; letters of undertaking

Each Borrower shall ensure that all approved brokers provide the Security Trustee with copies of all policies relating to the obligatory insurances which they effect or renew and of a letter or letters or undertaking in a form required by the Lenders and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.3(f);

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(d)

they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)

they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by it under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies or, any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Ship forthwith upon being so requested by the Security Trustee.

13.7	Copies of certificates of entry

Each Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provides the Security Trustee with:

(a)	a certified copy of the certificate of entry for that Ship; and

(b)	a letter or letters of undertaking in such form as may be required by the Lenders; and

(c)

where required to be issued under the terms of insurance/indemnity provided by that Borrower’s protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by that Borrower in relation to that Ship in accordance with the requirements of such protection and indemnity association; and

(d)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.

13.8	Deposit of original policies

Each Borrower shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

13.9	Payment of premiums

Each Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Security Trustee.

13.10	Guarantees

Each Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11	Restrictions on employment

No Borrower shall employ the Ship owned by it, nor permit her to be employed, outside the cover provided by any obligatory insurances.

13.12	Compliance with terms of insurances

No Borrower shall either do or omit to do (or permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable thereunder repayable in whole or in part; and in particular:

(a)

each Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.6(c) above) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)	no Borrower shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it approved by the underwriters of the obligatory insurances;

(c)

each Borrower shall make all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)

no Borrower shall employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances (including but not limited to any applicable laws and Sanctions), without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.13	Alteration to terms of insurances

No Borrower shall make or agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance without the prior written consent of the Security Trustee.

13.14	Settlement of claims

No Borrower shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.15	Provision of copies of communications

Each Borrower shall provide the Security Trustee, at the time of each such communication, copies of all written communications in case of, but not limited to, an Event of Default, Total Loss or Major Casualty between that Borrower and:

(a)	the approved brokers; and

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	that Borrower’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)

any credit arrangements made between that Borrower and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.16	Provision of information

In addition, each Borrower shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker appointed by the Agent as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.17 below or dealing with or considering any matters relating to any such insurances,

and that Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a) above.

13.17	Mortgagee’s interest and additional perils insurances

The Security Trustee shall be entitled from time to time to effect, maintain and renew all or any of the following insurances in such amounts, on such terms, through such insurers and generally in such manner as the Majority Lenders may from time to time consider appropriate:

(a)

a mortgagee’s interest marine insurance in relation to the Ships in an amount equal to 120 per cent. of the Loan, providing for the indemnification of the Creditor Parties for any losses under or in connection with any Finance Document which directly or indirectly result from loss of or damage to a Ship or a liability of that Ship or of the Borrower owning that Ship, being a loss or damage which is prima facie covered by an obligatory insurance but in respect of which there is a non-payment (or reduced payment) by the underwriters by reason of, or on the basis of an allegation concerning:

(i)

any act or omission on the part of that Borrower, of any operator, charterer, manager or sub-manager of that Ship or of any officer, employee or agent of that Borrower or of any such person, including any breach of warranty or condition or any non-disclosure relating to such obligatory insurance;

(ii)

any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of that Borrower, any other person referred to in paragraph (i) above, or of any officer, employee or agent of that Borrower or of such a person, including the casting away or damaging of that Ship and/or that Ship being unseaworthy; and/or

(iii)	any other matter capable of being insured against under a mortgagee’s interest marine insurance policy whether or not similar to the foregoing;

(b)

a mortgagee’s interest additional perils policy in relation to the Ships in an amount equal to 120 per cent. of the Loan, providing for the indemnification of the Security Trustee against, among other things, any possible losses or other consequences of any Environmental Claim, including the risk of expropriation, arrest or any form of detention of a Ship, the imposition of any Security Interest over that Ship and/or any other matter capable of being insured against under a mortgagee’s interest additional perils policy whether or not similar to the foregoing, and the Borrowers shall upon demand fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

13.18	Review of insurance requirements

The Lenders shall be entitled to review the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Lenders, significant and capable of affecting any Borrower or any Ship and its or their Insurances (including, without limitation, changes in the availability or the cost of Insurances or the risks to which the Borrower owning that Ship may be subject), and may appoint insurance consultants in relation to this review at the cost of the Borrowers, such review to be carried out at the Agent’s request, at any time during the Security Period if the Agent (acting on the instructions of the Lenders) considers necessary (the reasonable fees of the insurance consultants to conduct such review shall be deducted from the Earnings Accounts (or any of them) and each Borrower hereby irrevocably authorises the Agent to debit its Earnings Account in order to pay such fees) Provided that the Borrowers shall not be required to pay the fees of the insurance consultants to conduct such review more often than once a year unless an Event of Default has occurred.

13.19	Modification of insurance requirements

The Security Trustee shall notify the Borrowers of any proposed modification under Clause 13.18 to the requirements of this Clause 13 which the Lenders consider appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrowers as an amendment to this Clause 13 and shall bind the Borrowers accordingly.

13.20	Compliance with mortgagee’s instructions

The Security Trustee shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require a Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Security Trustee until the Borrower owning that Ship implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.19.

14	SHIP COVENANTS

14.1	General

Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 14 at all times during the Security Period except as the Agent, with the authorisation of the Majority Lenders, may otherwise permit in writing.

14.2	Ship’s name and registration

Each Borrower shall keep the Ship owned by it registered in its name under an Approved Flag; shall not do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of that Ship.

14.3	Repair and classification

Each Borrower shall keep the Ship owned by it in a good, safe and seaworthy condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain the highest class with an Approved Classification Society free of overdue recommendations and conditions of such classification society;

(c)

so as to comply with all laws and regulations applicable to vessels registered at ports of the Approved Flag State or to vessels trading to any jurisdiction to which such Ship may trade from time to time, including but not limited to the ISM Code and the ISM Code Documentation and the ISPS Code; and

(d)

each Borrower shall use its best efforts to allow the Agent (or its agents), at any time, to inspect the original class and related records of that Borrower and the Ship owned by it electronically (through the classification society directly) and to take copies of such records.

14.4	Modification

No Borrower shall make any modification or repairs to, or replacement of, the Ship or equipment installed on the Ship owned by it which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce its value.

14.5	Removal of parts

No Borrower shall remove any material part of the Ship owned by it, or any item of equipment installed on, that Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on the relevant Ship the property of that Borrower and subject to the security constituted by the relevant Mortgage Provided that each Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to its Ship.

14.6	Surveys

Each Borrower shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Lenders provide the Security Trustee, with copies of all survey reports.

14.7	Technical Survey

Without prejudice to each Borrower’s obligations pursuant to Clause 14.6, each Borrower promptly following the request of the Agent (acting on the instructions of the Majority Lenders) will, submit the Ship for a technical survey by an independent surveyor or surveyors appointed by the Agent (provided such technical survey does not interfere with the ordinary trading of the Ship owned by it). All fees and expenses incurred in relation to the appointment of the surveyor or surveyors and the preparation and issue of all technical reports pursuant to this Clause 14.7 shall be for the account of the Borrowers.

14.8	Inspection

Each Borrower shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all times (but in any event without interfering with the ordinary trading of the Ship owned by it) to inspect its condition or to satisfy themselves about proposed or executed repairs, shall afford all proper facilities for such inspections and pay to the Agent the amount of all fees, costs and expenses incurred in respect of such inspections Provided that so long as no Event of Default shall have occurred that Borrower shall not be obliged to pay any fees and expenses in respect of more than one inspection of its Ship in any calendar year.

14.9	Prevention of and release from arrest

Each Borrower shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, the Earnings or the Insurances;

(b)	all taxes, dues and other amounts charged in respect of the Ship owned by it, the Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship owned by it, the Earnings or the Insurances,

and, forthwith upon receiving notice of the arrest of that Ship, or of her detention in exercise or purported exercise of any lien or claim, that Borrower shall procure her release by providing bail or otherwise as the circumstances may require.

14.10	Compliance with laws etc.

The Borrowers shall (and shall ensure that each Security Party and each other member of the Group and their respective directors, officers, employees, as well as any manager and charterer of any Ship):

(a)	comply with all laws or regulations:

(i)	applicable to its business; and

(ii)	applicable to the Ship owned, chartered or managed by it, its ownership, employment, operation, management and registration.

including the ISM Code, the ISPS Code, all Environmental Laws, all Sanctions Laws and the laws of the state of registration of that Ship;

(b)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environment Approvals;

(c)

without limiting paragraph (a) above, not employ that Ship nor allow its employment, operation or management in any manner contrary to any law or regulation including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions Laws; and

(d)

in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit it to enter or trade to any zone which is declared a war zone by any government or by that Ship’s war risks insurers unless the prior written consent of the Lenders has been given and that Borrower has (at its expense) effected any special, additional or modified insurance cover which the Lenders may require.

14.11	Provision of information

Each Borrower shall promptly provide the Security Trustee with any information which the Lenders request regarding:

(a)	the Ship owned by it, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to that Ship’s master and crew of that Ship;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of that Ship and any payments made in respect of that Ship;

(d)	any towages and salvages;

(e)	any intended dry-docking of that Ship;

(f)	that Borrower’s, the Approved Manager’s compliance or the compliance of that Ship with the ISM Code and the ISPS Code; and

(g)	any other information which the Creditor Parties (or any of them) may reasonably request,

and, upon the Security Trustee’s request, provide copies of any current charter relating to that Ship, and copies of that Borrower’s or the Approved Manager’s Document of Compliance or any other document issued under ISM Code Documentation.

14.12	Notification of certain events

Each Borrower shall immediately notify the Security Trustee by letter of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not complied with in accordance with its terms;

(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any lien on the Ship or its Earnings or any requisition of such Ship for hire;

(e)	any dry docking of the Ship owned by it;

(f)	any Environmental Claim made against that Borrower or in connection with the Ship owned by it, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against that Borrower, the Approved Manager or otherwise in connection with the Ship owned by it; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

and that Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of that Borrower’s, the Approved Manager’s or any other person’s response to any of those events or matters.

14.13	Restrictions on chartering, appointment of managers etc.

No Borrower shall, in relation to the Ship owned by it:

(a)	let that Ship on demise charter for any period;

(b)	enter into any charter in relation to that Ship under which more than 2 months’ hire (or the equivalent) is payable in advance;

(c)	charter that Ship otherwise than on bona fide arm’s length terms at the time when that Ship is fixed;

(d)

appoint a manager of that Ship other than the Approved Manager or agree to any material alteration to the terms of the Approved Manager’s appointment which could lead to an Event of Default (“material alterations” to include, without limitation, alterations concerning fees, duration and parties);

(e)	de-activate or lay up that Ship; or

(f)

put that Ship into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed $500,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or her Earnings for the cost of such work or otherwise.

14.14	Notice of Mortgage

Each Borrower shall keep the Mortgage relative to its Ship registered against its Ship as a valid first priority or the case may be preferred mortgage, carry on board that Ship a certified copy of that Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Borrower to the Security Trustee.

14.15	Sharing of Earnings

No Borrower shall:

(a)	enter into any agreement or arrangement for the sharing of any Earnings;

(b)

enter into any agreement or arrangement for the postponement of any date on which any Earnings are due; the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of that Borrower to any Earnings; or

(c)	enter into any agreement or arrangement for the release of, or adverse alteration to, any guarantee or Security Interest relating to any Earnings.

14.16	Time Charter Assignment

If a Borrower enters into any Charterparty, that Borrower shall, at the request of the Agent, execute in favour of the Security Trustee a Charterparty Assignment, and shall deliver to the Agent such other documents equivalent to those referred to at paragraphs 3, 4 and 5 of Part A and 6 of Part B of Schedule 3 hereof as the Agent may require.

14.17	ISM Code, ISPS Code compliance and Environmental Laws

All requirements of the ISM Code, ISPS Code and Environmental Laws as they relate to each Borrower, the Approved Manager, the Ship owned by the relevant Borrower shall be complied with at all times.

14.18	Green scrapping

(a)

Each Borrower shall and shall procure that the Corporate Guarantor shall ensure that any scrapping of a ship owned by it (directly or indirectly) is carried out in accordance with the IMO Convention for the Safe and Environmentally Sound Recycling of Ships.

(b)

Each Borrower shall obtain (in its first survey) and to maintain (in subsequent surveys) a green passport notification (based on the inventory of hazardous materials) for the Ship owned by it from the Approved Classification Society.

15	SECURITY COVER

15.1	Minimum required security cover

Clause 15.2 applies if the Agent (acting on the instructions of the Lenders) notifies the Borrowers that the Security Cover Ratio is below (i) 130 per cent. for the first nine financial quarters falling after the date of the first Drawdown Date and (ii) 140 per cent. thereafter. Compliance to this Clause is applicable at all times during the Security Period.

15.2	Provision of additional security; prepayment

If the Agent serves a notice on the Borrowers under Clause 15.1 the Borrowers shall prepay such part (at least) of the Loan as will eliminate the shortfall on or before the date falling 45 days after the date on which the Agent’s notice is served under Clause 15.1 (the “Prepayment Date”) unless at least 1 Business Day before the Prepayment Date it has provided, or ensured that a third party has provided, additional security which, in the reasonable opinion of the Lenders, has a net realisable value at least equal to the shortfall is documented in such terms as the Agent, acting reasonably, may approve or require and, for this purpose, it is agreed that acceptable additional security shall include cash collateral in Dollars (which shall be valued at par).

In this Clause 15.2 “security” means a Security Interest over an asset or assets (whether securing a Borrower’s liabilities under the Finance Documents or a guarantee in respect of those liabilities), or a guarantee, letter of credit or other security (including any cash pledged to the Security Trustee) in respect of that Borrower’s liabilities under the Finance Documents.

15.3	Requirement for additional documents

The Borrowers shall not be deemed to have complied with Clause 15.2 above until the Agent has received in connection with the additional security certified copies of documents of the kinds referred to in paragraphs 3, 4 and 5 of Schedule 3, Part A and such legal opinions in terms acceptable to the Majority Lenders from such lawyers as they may select.

15.4	Valuation of Ship

(a)	The market value of a Ship at any date is that shown (i) in a valuation or (ii) (at the Agent’s request acting in its sole discretion) by taking the average of 2 valuations, in each case prepared:

(i)	as at a date not more than 30 days previously;

(ii)

by an Approved Broker selected by and appointed by the Borrower (unless the Borrower has not appointed an Approved Broker within 14 days of the Agent’s request in which case the Agent will be entitled to select and appoint an Approved Broker);

(iii)	with or without physical inspection of that Ship (as the Agent may require); and

(iv)

on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment (as the Agent may require).

(b)

In case 2 valuations are obtained, by taking the arithmetic average of the 2 valuations provided that if there is a difference, of 10 per cent. or more between the 2 valuations, a third valuation from an Approved Broker shall be obtained by the Agent and the market value shall be determined as the arithmetic average of the two lowest valuations.

15.5	Value of additional security

The net realisable value of any additional security which is provided under Clause 15.1 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.4.

15.6	Valuations binding

Any valuation under Clause 15.2, 15.4 or 15.5 shall be binding and conclusive as regards the Borrowers, as shall be any valuation which the Majority Lenders make of a security which does not consist of or include a Security Interest.

15.7	Provision of information

The Borrowers shall promptly provide the Agent and any Approved Broker or expert acting under Clause 15.4 or 15.5 with any information which the Agent or the Approved Broker or expert may request for the purposes of the valuation; and, if the Borrowers fail to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.8	Payment of valuation expenses

Without prejudice to the generality of the Borrowers’ obligations under Clauses 20.4, 20.6 and 20.5, the Borrowers shall, on demand, pay the Agent the amount of the fees and expenses of any Approved Broker or expert instructed by the Agent under this Clause and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause.

15.9	Frequency of valuations

The Borrowers acknowledge and agree that the Agent may commission valuation(s) of any Ship on a quarterly basis (for the purpose of this Loan on 31 March, 30 June, 30 September, 31 December), including for the purposes of calculating the Relevant Amount in Clause 8.9 or at such times as the Agent may request on the occurrence of an Event of Default.

16	PAYMENTS AND CALCULATIONS

16.1	Currency and method of payments

All payments to be made:

(a)	by the Lenders to the Agent; or

(b)	by any Borrower to the Agent, the Security Trustee or any Lender,

under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(i)	by not later than 11.00 a.m. (Amsterdam time) on the due date;

(ii)

in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(iii)	to the account of Agent, as the Agent may from time to time notify to the Borrowers and the other Creditor Parties; and

(iv)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrowers and the other Creditor Parties.

16.2	Payment on non-Business Day

If any payment by any Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day,

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3	Basis for calculation of periodic payments

All interest and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4	Distribution of payments to Creditor Parties

Subject to Clauses 16.5, 16.6 and 16.7:

(a)

any amount received by the Agent under a Finance Document for distribution or remittance to a Lender or the Security Trustee shall be made available by the Agent to that Lender or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)

amounts to be applied in satisfying amounts of a particular category which are due to the Lenders generally shall be distributed by the Agent to each Lender pro rata to the amount in that category which is due to it.

16.5	Permitted deductions by Agent

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender to pay on demand.

16.6	Agent only obliged to pay when monies received

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrowers or any Lender any sum which the Agent is expecting to receive for remittance or distribution to the Borrowers or that Lender until the Agent has satisfied itself that it has received that sum.

16.7	Refund to Agent of monies not received

If and to the extent that the Agent makes available a sum to the Borrowers or a Lender, without first having received that sum, the Borrowers or (as the case may be) the Lender concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)

pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8	Agent may assume receipt

Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

16.9	Creditor Party accounts

Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

16.10	Agent’s memorandum account

The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

16.11	Accounts prima facie evidence

If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by a Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

17	APPLICATION OF RECEIPTS

17.1	Normal order of application

Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents in the following proportions:

(i)

first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to at (ii) and (iii) below (including, but without limitation, all amounts payable by any Borrower under Clauses 20, 21 and 22 of this Agreement or by any Borrower or any Security Party under any corresponding or similar provision in any other Finance Document);

(ii)	secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents; and

(iii)	thirdly, in or towards satisfaction of the Loan;

(b)

SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Agent, by notice to the Borrowers (or any of them), the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the foregoing provisions of this Clause 17.1(a);

(c)	THIRDLY: in or towards satisfaction of any amounts representing management fees then due and payable by the Borrowers (or any of them) to the Approved Manager in connection with the Ships; and

(d)	FOURTHLY: any surplus shall be paid to the Borrowers (or any of them) or to any other person appearing to be entitled to it.

17.2	Variation of order of application

The Agent may, with the authorisation of the Majority Lenders by notice to the Borrowers, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.3	Notice of variation of order of application

The Agent may give notices under Clause 17.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

17.4	Appropriation rights overridden

This Clause 17 and any notice which the Agent gives under Clause 17.2 shall override any right of appropriation possessed, and any appropriation made, by any Borrower or any Security Party.

18	APPLICATION OF EARNINGS

18.1	Payment of Earnings

Each Borrower undertakes with each Creditor Party that, throughout the Security Period (and subject only to the provisions of the General Assignment to which it is a party):

(a)	it shall maintain the Earnings Accounts opened in its name (whether individually or jointly) with the Account Bank; and

(b)	it shall ensure that all Earnings of the Ship owned by it are paid to the Earnings Account for that Ship.

18.2	Application of Earnings

Each Borrower undertakes with the Lenders that money from time to time credited to, or for the time being standing to the credit of, its Earnings Account shall, unless and until an Event of Default shall have occurred (whereupon the provisions of Clause 17.1 shall be and become applicable), be available for application in the following manner:

(a)	in or towards making payments of all amounts due and payable by the Borrowers under this Agreement (other than payments of principal and interest);

(b)	in or towards satisfaction of all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents;

(c)	in or towards satisfaction of the Loan;

(d)

in or towards making payments of all fees due to the Approved Manager and thereafter meeting the costs and expenses from time to time incurred by or on behalf of a Borrower in connection with the operation of the Ship owned by it; and

(e)	as to any surplus from time to time arising on an Earnings Account following application as aforesaid, to be paid to the Borrower owning that Ship or to whomsoever it may direct.

18.3	Location of account

Each Borrower shall promptly:

(a)	comply with any requirement of the Agent as to the location or re-location of its Earnings Account; and

(b)

execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) its Earnings Account.

18.4	Debits for expenses etc.

The Agent shall be entitled (but not obliged) from time to time to debit the Earnings Accounts without prior notice in order to discharge any amount due and payable under Clause 20 or 21 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 20 or 21.

18.5	Borrowers’ obligations unaffected

The provisions of this Clause 18 (as distinct from a distribution effected under Clause Error! Reference source not found.18.7 do not affect:

(a)	the liability of the Borrowers to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrowers or any Security Party under any Finance Document.

18.6	Monthly retentions

The Borrowers undertake with each Creditor Party to ensure that, on and from the date falling one month after each Drawdown Date, and at monthly intervals thereafter during the Security Period, there are transferred to the Retention Account out of the Earnings received in the Earnings Accounts during the preceding month:

(a)	one-third of the amount of the Repayment Instalment falling due under Clause 8.1 on the next Repayment Date; and

(b)	the relevant fraction of the aggregate amount of interest on that Advance which is payable on the next due date for payment of interest under this Agreement,

(c)	and the Borrowers irrevocably authorise the Agent to make those transfers (in its sole discretion and without any obligation) if the Borrowers fail to do so.

The “relevant fraction” in relation to paragraph (b), is a fraction of which:

(i)	the numerator is one; and

(ii)	the denominator is:

(A)	the number of months comprised in the then relevant current Interest Period; or

(B)

if the amount Interest Period in respect of that Advance and after the next due date for payment of interest under this Agreement, the number of months from the later of the commencement of the relevant current Interest Period in respect of that Advance or the last due date for payment of interest to the next due date for payment of interest of that Advance under this Agreement.

18.7	Restriction on withdrawal

During the Security Period no sum may be withdrawn by a Borrower from the Liquidity Account or the Retention Account (other than interest pursuant to Clause 18.10, provided that no Event of Default has occurred which is continuing), without the prior written consent of the Agent.

The Borrowers may, in any calendar month, after having transferred and/or after having taken into account all amounts due or which will become due to be transferred to the Retention Account in such calendar month in accordance with Clause 18.6, withdraw any surplus (a “Surplus”) from the Earnings Accounts (or any of them) as they may think fit for purposes permitted by this Agreement and the other Finance Documents Provided always no Event of Default or Potential Event of Default has occurred which is continuing in which case any Surplus shall remain on the relevant Earnings Account and the Borrowers may only withdraw the Surplus (or any part thereof) with the prior written consent of the Agent (acting upon the instructions of the Majority Lenders) in order to satisfy the documented and properly incurred operating expenses of the Ships (or any of them).

18.8	Minimum Liquidity

Each Borrower shall maintain all Minimum Liquidity amounts pursuant to Clause 11.24 in the Liquidity Account.

18.9	Interest accrued on the Liquidity Account

Any credit balance on the Liquidity Account shall bear interest at the rate from time to time offered by the Account Bank to its customers for Dollar deposits of similar amounts and for periods similar to those for which such balances appear to the Account Bank likely to remain on the Liquidity Account.

18.10	Release of accrued interest

Interest accruing under Clause 18.9 shall be credited to the Liquidity Account and may be released to the Borrowers pursuant to Clause 18.7.

19	EVENTS OF DEFAULT

19.1	Events of Default

An Event of Default occurs if:

(a)

any Borrower or any Security Party fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document unless payment is made within 3 Business Days of such date or, its failure to pay is caused by administrative or technical error, payment is made within 10 days; or

(b)

any breach occurs of Clause 9.2, 10.15, 10.18, 11.2, 11.3, 11.19, 11.20, 12.2, 12.3, 13.2, 13.3, 14.2, or 14.10 (insofar as that Clause relates to Sanctions Laws) and such default continues unremedied 20 Business Days of receipt of the notice from the Agent; or

(c)	any breach under clause 15 or clause 12.3 (financial covenants) of the Corporate Guarantee and such default continues unremedied 20 Business Days of receipt of the notice from the Agent;

(d)

any breach by any Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b) above) if, in the opinion of the Majority Lenders, such default is capable of remedy, and such default continues unremedied 30 Business Days after the earlier of (i) written notice from the Agent requesting action to remedy the same and (ii) any Borrower becoming aware of such breach; or

(e)

(subject to any applicable grace period specified in the Finance Document) any breach by any Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a), (b), (c) or(d) above); or

(f)

any representation, warranty or statement made or repeated by, or by an officer of, any Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading in any material respect when it is made or repeated; or

(g)

any of the following occurs in relation to any Financial Indebtedness of a Relevant Person (for an amount exceeding, in the case of the Corporate Guarantor $10,000,000 and in the case of the Borrowers $500,000 (or the equivalent in any other currency) in aggregate):

(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)

any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default unless the Relevant Person is contesting the declaration of an event of default or of the Financial Indebtedness becoming due and payable in good faith and on substantial grounds by appropriate proceedings and adequate reserves have been set aside for its payment if such proceedings fail; or

(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner as a consequence of any termination event; or

(iv)

any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(h)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes, in the reasonable opinion of the Lenders, unable to pay its debts as they fall due; or

(ii)

any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress (in respect of a sum of, or sums aggregating, $10,000,000 or more, in the case of the Corporate Guarantor, the equivalent in another currency) and such execution, attachment, arrest, sequestration or distress is not withdrawn or discharged within thirty (30) days; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)

any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors or officers of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)

a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members, shareholders, officers or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than any Borrower or the Corporate Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(viii)

an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 60 days of being made or presented, or (bb) within 60 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)

a Relevant Person or its directors or officers take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)

any meeting of the members, shareholders or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, shareholders,directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)

in a country other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the reasonable opinion of the Majority Lenders is similar to any of the foregoing; or

(i)

any Borrower or any Security Party ceases or suspends carrying on its business or a part of its business which, in the reasonable opinion of the Majority Lenders, is material in the context of this Agreement; or

(j)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)

for any Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)	for the Agent, the Security Trustee or the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(k)

any official consent necessary to enable any Borrower to own, operate or charter the Ship owned by it or to enable any Borrower or any Security Party to comply with any provision which the Majority Lenders reasonably consider material of a Finance Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled, unless the relevant Borrower contests any denial, expiration or revocation (other than with respect to a Finance Documents) and on the condition that, in the reasonable opinion of the Majority Lenders (i) there are real prospects of such contest being successfully granted/upheld by the relevant Borrower (ii) such contest being made in good faith; or

(l)	it appears to the reasonable opinion of the Majority Lenders that, without their prior written consent:

(i)

a change has occurred or probably has occurred after the date of this Agreement in the legal or direct beneficial ownership of any of the shares in any Borrower or the Shareholder in the voting rights attaching to any of those shares; or

(ii)	a Change of Control has occurred or probably has occurred after the date of this Agreement; or

(iii)	the Corporate Guarantor ceases being the direct legal and beneficial owner of the shares in the Shareholder and the voting rights attaching to those shares; or

(iv)	the units of the Corporate Guarantor cease to be listed on the New York Stock Exchange (NYSE) or any other US or European stock exchange acceptable to the Agent; or

(m)

any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(n)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(o)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a Material Adverse Change in the business, condition (financial or otherwise), operation, state of affairs or prospects of any Borrower, the Corporate Guarantor or the Group; or

(ii)	any accident or other event involving any Ship or another vessel owned, chartered or operated by a Relevant Person,

in the light of which the Majority Lenders reasonably consider that there is a significant risk that any Security Party is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due or the enforceability of any Finance Document may be adversely affected; or

(p)

any Borrower, the Approved Manager or any Security Party or any other person (other than a Creditor Party) repudiates any of the Finance Documents to which that Borrower, the Approved Manager or that Security Party or person is a party; or

(q)

any litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency are started or threatened, or any judgment or order of a court, arbitral body or agency is made, in relation to any of the Finance Documents or the transactions contemplated in any of the Finance Documents or against any Borrower, the Approved Manager or any Security Party or its assets which has a Material Adverse Effect.

19.2	Actions following an Event of Default

On, or at any time after, the occurrence of an Event of Default:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrowers a notice stating that all or part of the Commitments and all other obligations of each Lender to the Borrowers under this Agreement are terminated; and/or

(ii)

serve on the Borrowers a notice stating that all or part of the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)

take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii) above, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)

the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii) above, the Security Trustee, the Agent, the Mandated Lead Arranger and/or the Majority Lenders are entitled to take under any Finance Document or any applicable law.

19.3	Termination of Commitments

On the service of a notice under paragraph (a)(i) of Clause 19.2, the Commitments and all other obligations of each Lender to the Borrowers under this Agreement shall terminate.

19.4	Acceleration of Loan

On the service of a notice under paragraph (a)(ii) of Clause 19.2, the Loan, all accrued interest and all other amounts accrued or owing from the Borrowers or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5	Multiple notices; action without notice

The Agent may serve notices under paragraphs (a) (i) and (ii) of Clause 19.2 simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.6	Notification of Creditor Parties and Security Parties

The Agent shall send to each Lender, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrowers under Clause 19.2; but the notice shall become effective when it is served on the Borrowers, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrowers or any Security Party with any form of claim or defence.

19.7	Creditor Party’s rights unimpaired

Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

19.8	Exclusion of Creditor Party Liability

No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrowers or a Security Party:

(a)

for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)

as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been caused by the gross negligence or the wilful misconduct of such Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

19.9	Relevant Persons

In this Clause 19, a “Relevant Person” means a Borrower, a Security Party (excluding the Approved Manager), and any company which is a subsidiary of any Borrower or of a Security Party or of which any Borrower is a subsidiary.

19.10	Interpretation

In Clause 19.1(h) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(i) “petition” includes an application.

20	FEES AND EXPENSES

20.1	Commitment fee

The Borrowers shall pay to the Agent a non-refundable commitment fee, at the rate of 1.00 per cent. per annum on the undrawn or un-cancelled amount of the Total Commitments, payable quarterly in arrears for distribution among the Lenders pro rata to their Commitments, during the period from (and including) the date of this Agreement to the earlier of (i) the last Drawdown Date to occur under the Loan Agreement and (ii) the last day of the Availability Period (and on the last day of such period).

20.2	Arrangement fee

The Borrowers shall pay to the Agent on the date of this Agreement, a non-refundable arrangement fee in the amount set out in the Fee Letter.

20.3	Agency fee

The Borrowers shall pay to the Agent on the date of this Agreement and on each anniversary thereof a non-refundable annual fee in the amount of $10,000 per Lender.

20.4	Prepayment and cancellation fee

(a)

Subject to paragraph (c) below, the Borrowers must pay to the Agent for distribution to each pro rata to their Commitment Lender a prepayment and cancellation fee on the date of prepayment of all or any part of the Loan and on the date of cancellation of any part of the Total Commitments.

(b)	The amount of the prepayment and cancellation fee is:

(i)	if the prepayment or cancellation occurs on or before the first anniversary of the first Drawdown Date, 2 per cent. of the amount prepaid or cancelled;

(ii)	if the prepayment or cancellation occurs after the first but on or before the second anniversary of the first Drawdown Date, 1 per cent. of the amount prepaid or cancelled; and

(iii)	if the prepayment or cancellation occurs after the second but on or before the third anniversary of the first Drawdown Date, 0.5 per cent. of the amount prepaid or cancelled; and

(iv)	if the prepayment occurs after the date falling on the third anniversary of the Drawdown Date, no amount of prepayment and cancellation fee shall be payable;

(c)

No prepayment or cancellation fee shall be payable under this Clause if the prepayment or cancellation is made under Clause 5.7, 8.9(a) (on the basis that the sale of the relevant Ship is to a third party not affiliated to the Group), 8.9(b), cancellation of the Loan pursuant to Clause 4.2(b), Clause 15.2, Clause 24 or pursuant to a refinancing with NIBC Bank N.V. or any other refinancing if NIBC Bank N.V. has been invited to refinance and is unable to.

(d)	Provided however that if any Ship is refinanced by the Term B Loan or any Term B facility that refinances in whole or in part the Term B Loan, the applicable prepayment fee shall be reduced by 50%.

20.5	Costs of negotiation, preparation etc.

The Borrowers shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document (including, without limitation, out of pocket expenses, legal fees and any related VAT).

20.6	Costs of variations, amendments, enforcement etc.

The Borrowers shall pay to the Agent, on the Agent’s demand, the amount of all documented expenses incurred by a Creditor Party in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lenders, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security;

(d)

where the Agent, acting on the instructions of the Majority Lenders, considers that there has been a material change to the insurances in respect of a Ship, the review of the insurances of a Ship pursuant to Clause 13.18;

(e)	the opinions of the independent insurance consultant referred to in paragraph 5 of Part B, Schedule 3; and

(f)	any step taken by any Lender concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.7	Documentary taxes

The Borrowers shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any liabilities, claims losses and expenses resulting from any failure or delay by the Borrowers to pay such a tax.

20.8	Certification of amounts

A notice which is signed by two officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21	INDEMNITIES

21.1	Indemnities regarding borrowing and repayment of Loan

The Borrowers shall fully indemnify the Agent and each Lender on the Agent’s demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	an Advance not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)

the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period including, without limitation, where such receipt or recovery is made as a result of the voluntary or mandatory repayment or prepayment of the Loan, or any part thereof;

(c)

any failure (for whatever reason) by the Borrowers to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrowers on the amount concerned under Clause 7);

(d)

any claim, action, civil penalty or fine against, any settlement, and any other kind of loss or liability, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred by the Agent or any Lender as a result of conduct of any Borrower any Security Party or any of their partners, directors, officers, employees, agents or advisors, that violates any Sanctions Laws; and

(e)	the occurrence and/or continuance of an Event of Default and/or the acceleration of repayment of the Loan under Clause 18.6,

and in respect of any tax (other than tax on its overall net income or a FATCA Deduction) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

Without prejudice to its generality, this Clause 21.1 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code, any Environmental Law or any Sanctions Laws.

21.2	Break costs

(a)

The Borrowers shall, within 3 Business Days of demand by a Creditor Party, pay to that Creditor Party its Break Costs attributable to all or any part of the relevant Advance or Unpaid Sum being paid by a Borrower on a day other than the last day of an Interest Period for that Advance, the relevant part of that Advance or that Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

21.3	Miscellaneous indemnities

The Borrowers shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, demands, proceedings, liabilities, taxes, losses and expenses of every kind (“liability items”) which may be made or brought against, or incurred by, a Creditor Party, in any country, in relation to:

(a)

any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document; and

(b)

any other event, matter or question which occurs or arises at any time during the Security Period and which has any connection with, or any bearing on, any Finance Document, any payment or other transaction relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created (or intended to be created) by a Finance Document, other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct of the officers or employees of the Creditor Party concerned.

21.4	Extension of indemnities; environmental indemnity

Without prejudice to its generality, Clause 21.2(a) covers:

(a)	any matter which would be covered by Clause 21.2(a) if any of the references in that Clause to a Lender were a reference to the Agent or (as the case may be) to the Security Trustee; and

(b)

any liability items which arise, or are asserted, under or in connection with any law relating to safety at sea, pollution or the protection of the environment, the ISM Code, the ISPS Code or any Environmental Law.

21.5	Currency indemnity

If any sum due from a Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against a Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment,

the Borrowers shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.5, the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 21.5 creates a separate liability of each Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.6	Certification of amounts

A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown of the amounts due) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21.7	Sums deemed due to a Lender

For the purposes of this Clause 21, a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

21.8	Sanctions

(a)

The Borrowers shall, within three (3) Business Days of demand by a Creditor Party, indemnify each Creditor Party against any cost, loss or liability incurred by it as a result of any civil penalty or fine against, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred in connection with the defence thereof by, the Agent or any Lender as a result of conduct of the Borrowers or any Security Party or any of their partners, directors, officers, employees, agents or advisors, that violates any Sanctions.

(b)	The indemnity in Clause 21.8(a) above shall cover any losses incurred by each Creditor Party in any jurisdiction arising or asserted under or in connection with any law relating to any Sanctions.

22	NO SET-OFF OR TAX DEDUCTION

22.1	No deductions

All amounts due from the Borrowers under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which a Borrower is required by law to make.

22.2	Grossing-up for taxes

If a Borrower is required by law to make a tax deduction from any payment:

(a)	that Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)	that Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and

(c)

the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

22.3	Evidence of payment of taxes

Within 1 month after making any tax deduction, the Borrower concerned shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

22.4	Exclusion of tax on overall net income

In this Clause 22 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party’s overall net income or a FATCA Deduction.

22.5	FATCA information

(a)	Subject to paragraph (c) below, each party to the Finance Documents shall, within 5 Business Days of a reasonable request by another party to the Finance Documents:

(i)	confirm to that other party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)

supply to that other party such forms, documentation and other information relating to its status under FATCA as that other party reasonably requests for the purposes of that other party’s compliance with FATCA; and

(iii)

supply to that other party such forms, documentation and other information relating to its status as that other party reasonably requests for the purposes of that other party’s compliance with any other law, regulation or exchange of information regime;

(b)

if a party to any Finance Document confirms to another party pursuant to sub-paragraph (i) of paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly;

(c)

paragraph (a) above shall not oblige any Creditor Party, and paragraph (a)(iii) above shall not oblige any other Party to a Finance Document, to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality;

(d)

if a party to any Finance Document fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party until such time as the party in question provides the requested confirmation, forms, documentation or other information.

(e)	If a Borrower is or becomes a US Tax Obligor or a FATCA FFI, it shall as soon as reasonably practicable inform the Agent of the same;

(f)

Where the Agent reasonably believes that its obligations under FATCA require it, the relevant Borrower or the relevant Security Party shall provide the Agent, upon request, with a W-8 BEN-E form (or any successor form) or any other forms or documentation the Agent may reasonably require, as soon as reasonably practicable. The Agent shall not be liable for any action which it takes or refrains from taking under or in connection with this paragraph (f);

(g)

If a Borrower is or becomes a US Tax Obligor or a FATCA FFI, or where the Agent reasonably believes that its obligations under FATCA require it, each Creditor Party shall, within 10 Business Days of the date of a request from the Agent supply to the Agent:

(i)	a withholding certificate on Form W-8 or Form W-9 (or any successor form) (as applicable); and/or

(ii)	any withholding statement and other documentation, authorisations and waivers as the Agent may require to certify or establish the status of such Creditor Party under FATCA,

the Agent shall provide any withholding certificate, withholding statement, documentation, authorisations and waivers it receives from a Creditor Party pursuant to this paragraph (g) to that Borrower or the relevant Security Party and shall be entitled to rely on any such withholding certificate, withholding statement, documentation, authorisations and waivers provided without further verification. The Agent shall not be liable for any action which it takes or refrains from taking under or in connection with this paragraph (g); and

(h)

The Borrowers, each Security Party and each Creditor Party agrees that if any withholding certificate, withholding statement, documentation, authorisations and waivers provided to the Agent pursuant to paragraphs (f) to (g) above is or becomes materially inaccurate or incomplete, it shall promptly update such withholding certificate, withholding statement, documentation, authorisations and waivers or promptly notify the Agent in writing of its legal inability to do so. The Agent shall, if applicable, provide any such updated withholding certificate, withholding statement, documentation, authorisations and waivers to the Borrowers or the relevant Security Party. The Agent shall not be liable for any action which it takes or refrains from taking under or in connection with this paragraph (h).

22.6	FATCA Deduction

(a)

Each party to a Finance Document may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and shall not be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each party to a Finance Document shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the party to a Finance Document to whom it is making the payment and, in addition, shall notify the Borrowers and the Agent and the Agent shall notify the other Creditor Parties.

23	ILLEGALITY, ETC

23.1	Illegality

This Clause 23 applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2	Notification of illegality

The Agent shall promptly notify the Borrowers, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.

23.3	Prepayment; termination of Commitment

On the Agent notifying the Borrowers under Clause 23.2, the Notifying Lender’s Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 23.1 as the date on which the notified event would become effective the Borrowers shall prepay the Notifying Lender’s Contribution in accordance with Clause 8.

24	INCREASED COSTS

24.1	Increased costs

(a)

Each Borrower shall, within 3 Business Days of a demand by the Agent, pay for the account of a Creditor Party the amount of any Increased Costs incurred by that Creditor Party or any of its affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation made,

after the date of this Agreement.

(b)	In this Agreement, “Increased Costs” means:

(i)	a reduction in the rate of return from the Loan or on a Creditor Party’s (or its affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Creditor Party or any of its affiliates to the extent that it is attributable to that Creditor Party having entered into its Commitment or funding or performing its obligations under any Finance Document and, for the avoidance of doubt, includes any Increased Costs incurred or suffered by a Creditor Party or any of its affiliates as a result of or with connection to Basel III, IFRS-9 or any other changes in relevant reporting standards, but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (aa) (or a parent company of it) or (bb) an item covered by the indemnity for tax in Clause 21.1 or by Clause 22 or (cc) a FATCA Deduction.

24.2	Increased cost claims

(a)

A Creditor Party (the “Notifying Lender”) intending to make a claim pursuant to Clause 24.1 shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Creditor Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

24.3	Notification to Borrowers of claim for increased costs

The Agent shall promptly notify the Borrowers and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.2.

24.4	Payment of increased costs

The Borrowers shall pay to the Agent, on the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrowers that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24.5	Notice of prepayment

If the Borrowers are not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.4, the Borrowers may give the Agent not less than 15 days’ notice of their intention to prepay the Notifying Lender’s Contribution at the end of an Interest Period and/or to cancel the Notifying Lender’s Available Commitment.

24.6	Prepayment; termination of Commitment

A notice under Clause 24.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrowers’ notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)

on the date specified in its notice of intended prepayment, the Borrowers shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

24.7	Application of prepayment

Clause 8 shall apply in relation to the prepayment.

25	SET-OFF

25.1	Application of credit balances

Each Creditor Party may without prior notice:

(a)

apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of a Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from that Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of that Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

25.2	Existing rights unaffected

No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3	Sums deemed due to a Lender

For the purposes of this Clause 25, a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

25.4	No Security Interest

This Clause 25 gives the Creditor Parties a contractual right of set off only and does not create any equitable charge or other Security Interest over any credit balance of any Borrower.

26	TRANSFERS AND CHANGES IN LENDING OFFICES

26.1	Transfer by Borrowers and the Corporate Guarantor

No Borrower will:

(a)	transfer any of its rights or obligations under any Finance Document; or

(b)	enter into any merger, de-merger or other reorganisation, or carry out any other act, as a result of which any of its rights or liabilities would vest in, or pass to, another person.

26.2	Transfer by a Lender

Subject to Clause 26.4, a Lender (the “Transferor Lender”) may, without the prior consent of the Borrowers and without having to consult any of them, at any time allow:

(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b),

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, (i) another bank or financial institution or (ii) a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets which is advised by or the assets of which are managed or serviced by the Lender, (a “Transferee Lender”), by delivering to the Agent a completed certificate in the form set out in Schedule 4 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender.

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Deed.

26.3	Transfer Certificate, delivery and notification

As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)

sign the Transfer Certificate on behalf of itself, each Borrower, the Security Parties, the Security Trustee and each of the other Lenders, upon completion of its “know your customer” checks in relation to the relevant Transferee Lender;

(b)	on behalf of the Transferee Lender, send to each Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it; and

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above.

26.4	Effective Date of Transfer Certificate

A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Agent under Clause 26.3 on or before that date.

26.5	No transfer without Transfer Certificate

No assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, any Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6	Effect of Transfer Certificate

A Transfer Certificate takes effect in accordance with English law as follows:

(a)

to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which the Borrowers or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)

the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)

any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor’s title and any rights or equities of any Borrower or any Security Party against the Transferor Lender had not existed;

(f)

the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)

in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of any Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

26.7	Maintenance of register of Lenders

During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrowers during normal banking hours, subject to receiving at least 3 Business Days prior notice not more than once a month.

26.8	Reliance on register of Lenders

The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.9	Authorisation of Agent to sign Transfer Certificates

The Borrowers, the Security Trustee and each Lender irrevocably authorise the Agent to sign Transfer Certificates on its behalf.

26.10	Registration fee

In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $2,500 (and all costs, fees and expenses incidental to the transfer (including, but not limited to legal fees and expenses)) from the Transferor Lender or the Transferee Lender (as agreed by them).

26.11	Sub-participation; subrogation assignment

A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrowers, any Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.12	Disclosure of information

Subject to Clause 26.4, a Lender may, disclose to a potential Transferee Lender or to any sub-participant or to a person through whom that Lender assigns or transfers or may potentially transfer or assign all or any of its rights and obligations, any information which the Lender has received in relation to the Borrowers and the Security Parties or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature in which case the consent of the Corporate Guarantor would be required Provided that a potential Transferee Lender or any sub-participant to whom disclosure is made agrees to be bound by the terms of the confidentiality undertaking in this Clause 26.12 by way of a confidential agreement in a form acceptable to the Borrowers in the event that the potential Transferee Lender is a fund, such disclosure shall include disclosure to any prospective holders of obligations owed, or securities issued, by that fund and any rating agency or its professional advisers.

The Borrowers agree that the terms and conditions of this Agreement shall remain confidential and shall not, or shall procure that the Corporate Guarantor shall not, disclose (whether, without limitation, in writing or orally) to third parties (other than any disclosure to the Corporate Guarantor’s shareholders, officers, employees or professional advisers Provided that the person to whom disclosure is made agrees to be bound by the terms of the confidentiality undertaking in this Clause 26.12 any information required to be disclosed by law, regulation or any governmental or competent regulatory authority (including without limitation, any securities exchange), provided that, to the extent reasonably practicable, the Corporate Guarantor shall inform the Agent on the proposed form, timing, nature and purpose of the disclosure) the existence of this Agreement or the terms and conditions contained herein without the prior written consent of the Lenders.

26.13	Change of lending office

A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26.14	Notification

On receiving such a notice, the Agent shall notify the Borrowers and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

26.15	Security over Lenders’ rights.

In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from any Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)

in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by the Borrowers or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

27	VARIATIONS AND WAIVERS BY MAJORITY LENDERS

27.1	Variations, waivers etc. by Lenders

Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to in writing, by the Borrowers and the Agent and/or the Security Trustee (acting on behalf of the requisite Lenders) and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

27.2	Variations, waivers etc. requiring agreement of all Lenders

However, as regards the following, Clause 27.1 applies as if the words “by the Agent on behalf of the Majority Lenders” were replaced by the words “by or on behalf of every Lender”:

(a)	a change in the purpose of the Loan;

(b)	a reduction in the Margin;

(c)	a postponement to the date for, or a reduction in the amount of, any payment of principal, interest, fees or other sum payable under this Agreement;

(d)	an increase in any Lender’s Commitment;

(e)	a change to the definition of “Majority Lenders”;

(f)	a change in any of the provisions in Clause 8.9 dealing with circumstances in which a mandatory prepayment arises;

(g)	a change to the financial covenants set out in clause 12.3 (Financial Covenants) of the Corporate Guarantee;

(h)	a change to the Security Cover Ratio to be maintained pursuant to clause 15.1;

(i)	a change to Clause 3, Clause 23 or this Clause 27;

(j)	a change of the currency of any amount payable under the Finance Documents;

(k)	a waiver of any breach of any of the provisions set out in Clause 10.18, Clause 11.18, Clause 11.19 or Clause 11.20;

(l)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(m)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required.

27.3	Exclusion of other or implied variations

Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by any Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

27.4	Replacement of Screen Rate

(a)	If a Screen Rate Replacement Event has occurred in relation to the Screen Rate for Dollars, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Benchmark in relation to (or in addition to) that currency in place of that Screen Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;

(B)

enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Benchmark;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

(E)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Borrowers.

(b)

If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above within 5 Business Days (or such longer time period in relation to any request which the Borrowers and the Agent may agree) of that request being made:

(i)

its Commitment shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

28	NOTICES

28.1	General

Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	Addresses for communications

A notice shall be sent:

(a)	to a Borrower:	c/o Navios Shipmanagement Inc.
85 Akti Miaouli
Piraeus 185 38
Fax No: +30 210 4172070

	for the attention of:	Vassiliki Papaefthymiou

E-mail: vpapaefthymiou@Navios.com

(b)	to a Lender:	At the address below its name in Schedule 1 or (as the case
may require) in the relevant Transfer Certificate.

(c)	to the Agent	Carnegieplein 4
	and the Security Trustee:	2517 KJ The Hague
Netherlands
E-mail: maritime@nibc.com

	For the attention of:	Shipping & Intermodal

Frederik de Haas van Dorsser / Petro Zyuber or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrowers, the Lenders and the Security Parties.

28.3	Effective date of notices

Subject to Clauses 28.4 and 28.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

28.4	Service outside business hours

However, if under Clause 28.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time,

the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5	Illegible notices

Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6	Valid notices

A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7	English language

Any notice under or in connection with a Finance Document shall be in English.

28.8	Meaning of “notice”

In this Clause “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29	SUPPLEMENTAL

29.1	Rights cumulative, non-exclusive

The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

29.2	Severability of provisions

If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

29.3	Third party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

29.4	Waiver of Banking Secrecy

The Borrowers hereby irrevocably authorise and give consent to each Creditor Party and, each of its affiliates, and their respective subsidiaries, branches and representative offices and their respective directors, officers, employees and agents (the “Authorised Persons” and each an “Authorised Person”), to disclose and transmit to the Applicable Persons, whether orally, in writing or by any other means, information and documents which relates to, or are connected with, the Borrowers, their beneficial owner, any other member of the Group, their business, dealings or assets (the “Information”), from time to time and to the extent that the Authorised Person deems such disclosure or transmission to be necessary or desirable for or incidental to the carrying out of its duties, obligations, commitments and activities whether arising under contract or by operation of law and/or consolidated supervision and risk management policy, to the extent that the Information is covered by banking secrecy under any applicable law in general and banking secrecy rules in England and the Netherlands in particular and/or:

(a)

necessary or desirable for the purposes of its internal cross-selling enabling the Borrowers and/or any other member of the Group to benefit from the Creditor Party’s or any other Authorised Person’s business activities; and/or

(b)	necessary or desirable to insure a risk related to the Borrowers and/or any other member of the Group; and/or

(c)	necessary or desirable to syndicate a risk related to the Borrowers and/or any other member of the Group; and/or

(d)	necessary or desirable to securitise a risk related to the Borrowers and/or any other member of the Group; and/or

(e)	necessary or desirable to open an account or to start a business relation with the Creditor Party’s or any other Authorised Person’s parent company or any of its subsidiaries or branches.

In this Clause 29.4, “Applicable Person” means any or all of the following persons:

(i)	any authority or person against which, pursuant to any applicable law, administrative order or court ruling, banking secrecy may not be validly asserted by an Authorised Person;

(ii)	each Creditor Party or any other Authorised Person’s parent company, any of its subsidiaries, branches or representative offices;

(iii)	any rating agency, auditor, insurance and reinsurance company, broker or professional adviser, to the extent such entity or person is bound by a statutory or contractual duty of confidentiality;

(iv)

any financial institution and institutional or other investor who is or might be involved in securitisation schemes, hedging agreements, participations, credit derivatives or any other risk transfer or sharing arrangements, including, inter alia, a bank and/or other financial institution’s participation in, or syndication in respect of, the Loan;

(v)	any potential assignee or transferee or person who has entered into or is proposing to enter into contractual arrangements with the Authorised Person in relation to a Borrower; and

(vi)

any external computer services provider, for the purpose of maintenance or repair of a Creditor Party’s or any other Authorised Person’s computer systems and date provided that such external computer services provider is bound by the confidentiality policy of such Creditor Party.

29.5	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an affiliate) ceases to be a Lender, the Agent may (in consultation with the Borrowers) appoint another Lender or an affiliate of a Lender to replace that Reference Bank.

29.6	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent but may do so at the Agent’s request.

(b)	No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any quotation provided to the Agent.

(c)

No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any quotation provided to the Agent, and any officer, employee or agent of each Reference Bank may rely on this clause subject to clause 29.3 and the provisions of the Third Parties Act.

29.7	Third party Reference Banks

Any Reference Bank which is not a party to this Agreement may rely on Clause 29.6 subject to Clause 29.3 and the provisions of the Third Parties Act.

29.8	Counterparts

A Finance Document may be executed in any number of counterparts.

30	CONFIDENTIALITY

30.1	Confidential Information

Each Creditor Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clauses 30.2 and 30.3 and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information taking also into account the public nature of the Corporate Guarantor.

30.2	Disclosure of Confidential Information

Any Creditor Party may disclose:

(a)

to any of its affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Creditor Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person’s affiliates, Related Funds, Representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Borrowers and/or any Security Party and to any of that person’s affiliates, Related Funds, Representatives and professional advisers;

(iii)

appointed by any Creditor Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Creditor Party charges, assigns or otherwise creates a Security Interest (or may do so) pursuant to Clause 26;

(viii)	who is a party to a Finance Document, a member of the Group or any related entity of the Borrowers or any Security Party; or

(ix)	with the consent of the Borrowers;

in each case, such Confidential Information as that Creditor Party shall consider appropriate if:

(A)

in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)

in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Creditor Party, it is not practicable so to do in the circumstances;

(c)

to any person appointed by that Creditor Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrowers and the relevant Creditor Party; and

(d)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Borrowers and/or the Security Parties.

30.3	Disclosure to numbering service providers

(a)

Any Creditor Party may disclose to any national or international numbering service provider appointed by that Creditor Party to provide identification numbering services in respect of this Agreement, the Loan and/or the Borrowers and/or the Security Parties the following information:

(i)	names of the Borrowers and the Security Parties;

(ii)	country of domicile of the Borrowers and the Security Parties;

(iii)	place of incorporation of the Borrowers and the Security Parties;

(iv)	date of this Agreement;

(v)	governing law;

(vi)	the names of the Agent and the Mandated Lead Arranger;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amount of the Loan;

(ix)	amount of Total Commitments;

(x)	currency of the Loan;

(xi)	type of facility;

(xii)	ranking of facility;

(xiii)	final Repayment Date;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Creditor Party and the Borrowers,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)

The parties to this Agreement acknowledge and agree that each identification number assigned to this Agreement, the Loan and/or the Borrowers and/or any Security Party by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Borrowers represent that none of the information set out in paragraphs (a)(i) to (a)(xv) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Borrowers and the other Creditor Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Loan and/or the Borrowers and/or the Security Parties; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Loan and/or the Borrowers and/or the Security Parties by such numbering service provider.

30.4	Entire agreement

This Clause 30 constitutes the entire agreement between the parties to this Agreement in relation to the obligations of the Creditor Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

30.5	Inside information

Each of the Creditor Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Creditor Parties undertakes not to use any Confidential Information for any unlawful purpose.

30.6	Notification of disclosure

Each of the Creditor Parties agrees (to the extent permitted by law and regulation) to inform the Borrowers:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 30.2 except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 30.

30.7	Continuing obligations

The obligations in this Clause 30 are continuing and, in particular, shall survive and remain binding on each Creditor Party for a period of 12 months from the earlier of:

(a)

the date on which all amounts payable by the Borrowers and the Security Parties under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Creditor Party otherwise ceases to be a Creditor Party.

31	LAW AND JURISDICTION

31.1	English law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

31.2	Exclusive English jurisdiction

Subject to Clause 31.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

31.3	Choice of forum for the exclusive benefit of the Creditor Parties

Clause 31.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

No Borrower shall commence any proceedings in any country other than England in relation to a Dispute.

31.4	Process agent

Each Borrower irrevocably appoints Hill Dickinson LLP at their office for the time being, presently at The Broadgate Tower, 20 Primrose Street, London EC2A 2EW, England to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

31.5	Creditor Party rights unaffected

Nothing in this Clause 31 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

31.6	Meaning of “proceedings” and “Dispute”

In this Clause 31, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.

32	BAIL-IN

32.1	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the parties to a Finance Document, each party hereto acknowledges and accepts that any liability of any party to a Finance Document under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

EXECUTION PAGE

BORROWERS

SIGNED by Maria Trivela	) /s/ Maria Trivela
for and on behalf of	)
COASTERS VENTURES LTD	)

SIGNED by Maria Trivela	) /s/ Maria Trivela
for and on behalf of	)
GOLEM NAVIGATION LIMITED	)

SIGNED by Maria Trivela	) /s/ Maria Trivela
for and on behalf of	)
VELVET SHIPPING CORPORATION	)

LENDERS

SIGNED by Ilias Vassilios Tsigos	) /s/ Ilias Vassilios Tsigos
for and on behalf of	)
NIBC BANK N.V.	)

MANDATED LEAD ARRANGER

SIGNED by Ilias Vassilios Tsigos	) /s/ Ilias Vassilios Tsigos
for and on behalf of	)
NIBC BANK N.V.	)

AGENT

SIGNED by Ilias Vassilios Tsigos	) /s/ Ilias Vassilios Tsigos
for and on behalf of	)
NIBC BANK N.V.	)

SECURITY TRUSTEE

SIGNED by Ilias Vassilios Tsigos	) /s/ Ilias Vassilios Tsigos
for and on behalf of	)
NIBC BANK N.V.	)

Witness to all the above	)
Signature	) /s/ Aikaterina Dimitriou
Name: Aikaterina Dimitriou
Address: Watson Farley & Williams
348 Syngrou Avenue
17674 Kallithea
Athens, Greece